Exhibit 10.25

SHARE PURCHASE AGREEMENT

GAUZY LTD.,

VISION LITE

and

THE SELLERS

February 7th, 2021

i

	4.7	Financial Statements	29

	4.8	Changes	30

	4.9	Taxes	32

	4.10	Title to Properties and Assets; Liens; Real Property	33

	4.11	Litigation	33

	4.12	Products; Product Liability	34

	4.13	Material Contracts	34

	4.14	Intellectual Property	36

	4.15	Employees and Corporate Officers	38

	4.16	Obligations to Related Parties	40

	4.17	Key Suppliers and Customers	40

	4.18	Inventory	40

	4.19	Compliance with Anti-Bribery Law	41

	4.20	Sanctions and Export Controls	42

	4.21	Foreign Investment Clearance	42

	4.22	Environmental Matters	42

	4.23	Insurance	42

	4.24	Bank Accounts, Powers of Attorney	43

	4.25	Brokers or Finders	43

	4.26	Privacy and Data Security	43

	4.27	Governmental Grants	44

	4.28	Full Disclosure	46

	4.29	No Implied Representations	46

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER		46

	5.1	Organization, Good Standing and Power	46

	5.2	Authority; Execution and Delivery; Enforceability	47

	5.3	No Conflicts; Consents	47

	5.4	Litigation	47

	5.5	Investment Intent; Restricted Securities	47

	5.6	Solvency of the Purchaser and Related Matters	48

	5.7	Compliance with Anti-Bribery Law	48

	5.8	Brokers or Finders	48

6.	COVENANTS AND ADDITIONAL PROVISIONS		48

	6.1	Business Combination	48

	6.2	Conduct of Business	50

	6.3	No Solicitation of Other Bids	53

	6.4	Access to Information; Notice of Certain Events	53

	6.5	Commercially Reasonable Efforts	54

	6.6	Governmental Approvals and Consents	54

	6.7	Public Announcements	55

	6.8	Further Assurances	55

	6.9	Tax Matters	55

	6.10	Confidentiality	56

	6.11	Non-Competition; Non-Interference	57

	6.12	Non-Solicitation of Employees	57

	6.13	Operation of the Group as from the Completion Date and Post-Closing Incentives Plan	58

7.	Conditions Precedent		60

	7.1	Conditions to Each Party’s Obligations	60

	7.2	Conditions to Obligation of the Purchaser	61

	7.3	Conditions to Obligation of Sellers	63

	7.4	Frustration of Closing Conditions	64

8.	TERMINATION		64

	8.1	Termination	64

	8.2	Effect of Termination	65

9.	LIMITATIONS OF LIABILITY; INDEMNIFICATION		66

	9.1	Indemnification Obligations	66

	9.2	Cap, Basket and De Minimis	67

	9.3	Time Limits for Filing Claims	68

	9.4	Notice of Claim	68

	9.5	Certain Additional Matters	70

	9.6	Manner of Payment	71

	9.7	Duty of Care	71

	9.8	Sellers’ Representative	71

10.	MISCELLANEOUS		73

	MISCELLANEOUS		73

	10.1	Amendment	73

	10.2	Notices	73

	10.3	Governing Law and Venue	74

	10.4	English Language	74

	10.5	Transaction Expenses	74

	10.6	Required Consents; Binding Effect	75

	10.7	Successors and Assigns	75

	10.8	Entire Agreement	75

	10.9	Severability	75

	10.10	Counterparts	76

	10.11	Delays or Omissions	76

	10.12	Specific Performance	76

	10.13	Release	76

	10.14	No Third-Party Beneficiaries	77

	10.15	Waivers	77

	10.16	Certain Matters Regarding Representation of Sellers and the Group Members	77

	10.17	Signatures	79

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is made as of February 7th, 2021, by and among (i) Vision Lite, a French société par actions simplifiée, having its registered office at Route d’Irigny – 69530 Brignais, registered under identification number 790 945 422 RCS Lyon (the “Company”); (ii) PONTON, a French société par actions simplifiée, having its registered office at Route d’Irigny – 69530 Brignais, registered under identification number 795 336 585 RCS Lyon, represented by its President, Mr. Carl Putman (the “First Individual Seller”); (iii) REFUGE, a French société par actions simplifiée, having its registered office at 9 rue Pierre Curie, 69500 Bron, registered under identification number 795 336 213 RCS Lyon, represented by its President Ms. Catherine Robin (the “Second Individual Seller” and together with the First Individual Seller, the “Individual Sellers”); (iv) Fonds Nouvel Investissement 2, a French société d’investissement à capital variable, having its registered office at 117, avenue des Champs Elysées – 75008 Paris registered under identification number 812 982 122 RCS Paris, represented by its President IDINVEST Partners, a French société anonyme, having its registered office at 117, avenue des Champs Elysées – 75008 Paris registered under identification number 414 735 175 RCS Paris, itself represented by Ms. Valérie Ducourty, duly authorized for the purposes hereof (“IDInvest” and together with the Individual Sellers, each a “Seller” and collectively, the “Sellers”); (v) Mr. Carl Putman, as the representative of the Sellers (the “Sellers’ Representative”); and (vi) Gauzy Ltd., a company organized under the laws of the State of Israel, having its principal offices at the 14 Hatchiya St., Tel-Aviv, Israel 6816914 (the “Purchaser”).

The above parties shall be referred to hereinafter, each as a “Party” and collectively, the “Parties”).

Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 1 hereof.

RECITALS

WHEREAS, the Sellers own one hundred percent (100%) of the Equity Securities of the Company, which as of the date hereof consist of the Purchased Shares;

WHEREAS, in consideration for the Purchase Price, the Purchaser desires to purchase from the Sellers, and the Sellers desire to sell, convey, transfer and assign to the Purchaser, all of the issued and outstanding Equity Securities of the Company (the “Purchased Shares”) as of the Closing, such that upon the Closing, the Purchaser shall own all of the Equity Securities of the Company on a Fully Diluted Basis, all in accordance with the terms and subject to the conditions set out in this Agreement; and

WHEREAS, the Group has a works council (comité social et économique) which has been duly informed and consulted and has given its opinion in accordance with applicable Laws concerning the sale of the Purchased Shares to the Purchaser and, prior to signing of the Agreement, all employees of the Company have been informed of their right to make an offer to buy the Company and have expressly waived such right in writing, in accordance with article L. 23-10-7 et seq. of the French Commercial Code (Code de commerce).

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements by the parties contained herein, the Parties hereto hereby agree as follows:

1.	DEFINITIONS

1.1	Definitions

For purposes of this Agreement, the following capitalized terms shall have the meanings specified in this Section 1.1:

“2021 Budget” has the meaning set forth in Section 6.13(a).

“2022 Budget” has the meaning set forth in Section 6.13(a).

“Acceleration Event” has the meaning set forth in Section 6.13(c).

“Acquisition” has the meaning set forth in Section 2.1.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than the Purchaser or any of its Affiliates) concerning (i) a share purchase, merger, consolidation, liquidation, recapitalization, reorganization, change in organizational form, spin-off, split-off, share exchange, sale of equity interests or other business combination transaction involving a Group Member or the Sellers; (ii) the issuance or acquisition of shares or other Equity Securities of a Group Member or the Sellers; (iii) the sale, lease, exchange or other disposition of any significant portion of a Group Member’s or the Sellers’ properties or assets; (iv) any other transaction in respect of a Group Member or the Sellers which results directly or indirectly, in a change of Control of a Group Member or the Sellers or sale of any minority equity interest in a Group Member or the Sellers; or (v) any other transaction or series of transactions which has substantially similar legal or economic effects, in each such case, in which transaction the Purchaser does not participate.

“Action” means any claim, demand, suite, litigation, audit, inquiry, investigation, arbitral proceeding or assessment or other similar legal proceeding brought by or pending before any arbitrator, mediator or Governmental Authority.

“Affiliate” of a Person means (i) any Person who, directly or indirectly, Controls, is Controlled by or is under common Control with such Person; or (ii) in the case of an individual, the spouse, parent, sibling, child, issue, adopted child, stepchild or other lineal descendants of such Person.

“Agreed Claims” has the meaning set forth in Section 9.6.

“Agreement” has the meaning set forth in the Preamble.

“Anti-Bribery Law” means (i) French Law No. 2016-1691 of 9 December 2016 “Sapin II” as it relates to prevention of corruption practices, and measures that implement that statute, (ii) the US Foreign Corrupt Practices Act of 1977, as amended, and measures that implement that statute; (iii) any legal measure that implements the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions; and (iv) any other legal measure that relates to bribery or corruption.

“Anti-Corruption Rules” has the meaning set forth in Section 4.19(a).

“Approved Indebtedness” shall mean indebtedness of the Company, taken on following the date hereof but prior to the Closing, which is approved in writing by the Purchaser to be excluded from the calculation of Indebtedness.

“Balance Sheet Date” means December 31, 2019.

“Basket” has the meaning set forth in Section 9.2(a).

“Budget” has the meaning set forth in Section 6.13(a).

“Business Day” means any day other than Friday, Saturday, Sunday or a day on which banking institutions located in Israel, France and New York are generally closed for business.

“Business Combination” has the meaning set forth in Section 6.1(a).

“Calculation Schedule” has the meaning set forth in Section 2.2(c)(ii).

“Cash” means unrestricted cash (including short or long term bank deposits) and Cash Equivalents determined in accordance with French GAAP, and shall include checks, wire transfers and drafts, deposited or available for deposit, but shall not include issued but uncleared checks and drafts, and shall not include any cash from Approved Indebtedness.

“Cash Consideration” means the addition of the IDInvest Cash Consideration and of the Individual Sellers Cash Consideration.

“Cash Equivalents” means unrestricted investment securities with original maturities (calculated as of the Closing Date) of twelve (12) months or less, including all funds held in money market or similar accounts, including accrued interest thereon as of the Closing.

“Closing Balance Sheet” has the meaning set forth in Section 2.6.

“Claim Certificate” has the meaning set forth in Section 9.4(a).

“Closing” has the meaning set forth in Section 2.4.

“Closing Certificate” has the meaning set forth in Section 2.2(c).

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Date Payment” has the meaning set forth in Section 2.3.

“Closing Date Payment Amount” has the meaning set forth in Section 2.2(b).

“Closing Statement” has the meaning set forth in Section 2.6.

“Combined Company” has the meaning set forth in Section 6.1(a).

“Combined Company Common Stock” has the meaning set forth in Section 2.3.

“Company” has the meaning set forth in the Recitals. “Company Cash” means the aggregate Cash of the Group.

“Company Intellectual Property” means all Intellectual Property that is owned, controlled, licensed, used or otherwise held for use by a Group Member, including the Material Owned IP.

“Company Product” has the meaning set forth in Section 4.12(c).

“Confirmed Purchase Price” has the meaning set forth in Section 2.6.

“Consideration Allocation Certificate” has the meaning set forth in Section 2.2(c)(iv).

“Contract” means any verbal or written contract, agreement, understanding, arrangement, obligation, promise, commitment, undertaking or other similar instrument that creates any rights and/or obligations.

“Contractor” means service providers and independent contractors who provide or have provided services to a Group Member and dedicate a majority of their work week in the provision of such services.

“Control” means the ability to direct, or cause the direction of, the management and policies of the relevant Person, whether through the ownership of voting securities, by contract or otherwise, including through the beneficial ownership of more than fifty percent (50%) of the ownership interests in such Person, including the issued and outstanding share capital, voting rights or other ownership interests or the right to appoint the majority of the directors (or the equivalent thereof) in such Person.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Data Privacy Laws” means all Laws relating to the privacy, confidentiality, data protection, nondisclosure and the collection and use of Personal Information, including the European Union Data Protection Directive (95/46/EC), as updated from time to time, the European Union General Data Protection Regulation (EU) 2016/679, as updated from time to time, French Law No. 78-17 of 6 January 1978, as amended, and any similar Laws applicable to any Group Member.

“Debt/NWC Adjustment Amount” means (in each case with respect to each of the estimate and the final) the amount by which (if any) the sum of Indebtedness minus the Net Working Capital is less than €18,250,000 (e.g.: if the sum equals €18,000,000, the Debt/NWC Adjustment Amount shall equal €250,000). For the avoidance of doubt if such amount is equal or more than €18,250,000, the Debt/NWC Adjustment Amount shall equal zero (0).

“Disclosure Schedule” means the Schedule delivered by the Company and the Sellers to the Purchaser attached as Schedule 4 (the Disclosure Schedule shall be arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs contained in Article 4; provided however, that a disclosed exception in any section, subsection or clause of the Disclosure Schedule shall constitute a disclosure for purposes of other sections, subsections or clauses of the Disclosure Schedule notwithstanding the lack of specific cross-reference, but only to the extent that it is reasonably apparent upon reading such disclosure, without independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure is responsive to such other section, subsection or clause of Article 4).

“Dispute” has the meaning set forth in Section 2.6.

“Earn-out Amounts” has the meaning set forth in Section 2.8.

“Earn-out Payments” has the meaning set forth in Section 2.8.

“Economic Competition Law” means the Israeli Economic Competition Law, 5748-1988 (formerly known as the Restrictive Trade Practices Law).

“Environmental Laws” means any applicable Law or written and binding policy, relating to environmental matters, the protection of the environment, the protection of wildlife and natural resources (including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, or ambient air or pollution control), the protection of human health or safety, packaging and labeling laws, including any Laws relating to: (i) the manufacture, presence, use, transportation, treatment, storage or disposal of Hazardous Materials or documentation related to the foregoing; (ii) exposure, Release or threatened Release or accidental Release into the environment, the workplace or other areas of Hazardous Materials, including emissions, discharges, injections, spills, escapes or dumping of Hazardous Materials; and (iii) pollution or protection of the health and safety of employees and other Persons.

“Equity Security(ies)” means (i) any shares, interests, participations or other equivalents of share capital of a company; (ii) any ownership interests in a Person other than a company, including membership interests, partnership interests, joint venture interests and beneficial interests; and (iii) any warrants, options, convertible or exchangeable securities and convertible debt, capital notes or other rights to acquire any of the foregoing.

“Escrow Account” has the meaning set forth in Section 2.7(a).

“Escrow Amount” means an amount equal to twenty percent (20%) of the Closing Date Payment Amount.

“Escrow Agent” means the Séquestre juridique du Barreau de Paris. “Escrow Agreement” has the meaning set forth in Section 2.7(a).

“Estimated Closing Balance Sheet” has the meaning set forth in Section 2.2(c).

“Estimated Indebtedness” has the meaning set forth in Section 2.2(c)(i).

“Estimated Net Working Capital” has the meaning set forth in Section 2.2(c).

“Estimated Transaction Expenses” has the meaning set forth in Section 2.2(c)(iii).

“Exchange Shares” has the meaning set forth in Section 6.1(a).

“Export Controls” means all export and re-export control legal measures administered, enacted, or enforced by (i) the European Union; or (ii) a Governmental Authority or applicable export Laws in any other jurisdiction in which any Group Member operates.

“Existing Liens” means the Liens described in Schedule 1.1A.

“Fair Grounds” means the dismissal of office (révocation) of Mr. Putman from his mandate (mandat social) in the Company for serious or gross negligence as defined by French labor law and Social Chamber of French Supreme Court case law (faute grave ou lourde ou motif assimilé au sens du droit du travail français et de la jurisprudence de la chambre sociale de la Cour de cassation).

“Financial Statements” has the meaning set forth in Section 4.7(a).

“First Escrow Release Date” has the meaning set forth in Section 2.7(b)(i).

“Foreign Investment Authority” means the French Ministry of Economy and Finance or any other competent French Governmental Authority for the purposes of authorizing the Acquisition pursuant to articles L. 151-3, R. 151-1 et seq. of the French Monetary and Financial Code.

“Foreign Investment Clearance” means (i) a decision from the Foreign Investment Authority which, pursuant to articles L. 151-3, R. 151-1 et seq. of the French Monetary and Financial Code, authorizes in accordance with the relevant applicable Laws and regulations or does not prevent the acquisition of the Company by the Purchaser or (ii) a written confirmation from the Foreign Investment Authority that the Acquisition does not fall within the scope of articles L. 151-3, R. 151-1 et seq. of the French Monetary and Financial Code.

“Fully Diluted Basis” means with respect to any Person, all issued and outstanding shares of any class of such Person, all issued and outstanding Equity Securities convertible or exercisable into or exchangeable for shares or share capital of such Person (whether vested or unvested, contingent or otherwise), all capital notes, all securities reserved for issuance under any share purchase or share option plan adopted by such Person and all outstanding contractual obligations of such Person or with respect to such Person to issue any of the above, in each case assuming the exercise or conversion thereof, as applicable.

“GAAP” means generally accepted accounting principles and accounting requirements under applicable Law as set forth herein (French or US as the case may be).

“Governmental Authority” means the government of any jurisdiction, or any political subdivision thereof, whether international, French, Israeli, United States, European, provincial, state or local, and any department, ministry, agency, authority, body, court, central bank or other entity lawfully exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of any bi- or multi- national grant program, framework or foundation for research and development, the European Union or any other Governmental Authority.

“Group” means the Company and each of its respective Subsidiaries, and a “Group Member” means each of the foregoing.

“Hazardous Material” means any and all substances, materials, or wastes that is subject to regulation under any Environmental Laws or has been defined, designated, regulated or listed by any Governmental Authority as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” words of similar import under any Environmental Law or as otherwise dangerous to health or the environment, and any material mixture or solution that contains Hazardous Materials.

“IDInvest Cash Consideration” has the meaning set forth in Section 2.3(a)(ii).

“Indebtedness” means, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including any prepayment penalties, premiums, costs, breakage, termination fees or other amounts payable upon the discharge thereof) arising under, any obligations of any of the Group Members with original maturities (calculated as of the Closing Date) of twelve (12) months or more consisting of: (a) all indebtedness of the Group Members, whether or not contingent, for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, but excluding: (1) the loan granted by BPI to pre-finance the R&D tax credit which the Company expects to receive in calendar years 2022-2023 for calendar years 2019-2020 and which is set forth in the Closing Certificate calculation of Indebtedness (the “R&D Tax Credit Pre- Financing”), and (2) Approved Indebtedness; (b) all obligations of any Group Member as lessee under leases that are required, in accordance with French GAAP, to be recorded as capital leases; (c) all obligations of any Group Member evidenced by notes, bonds, debentures or other similar instruments; (d) all obligations with respect to interest rate swaps, collars, caps, hedging and other derivative and similar arrangements (valued at the termination date thereof), including all obligations or unrealized Losses of the Group Members pursuant to hedging or foreign exchange arrangements; (e) Liabilities and contingent Liabilities of any Group Member for deferred and unpaid purchase price of assets, raw materials, property or services, including any “earn-out” payments (but excluding any accrued Liabilities and trade payables arising in the ordinary course of business consistent with past practices) and other Liabilities to third parties, such as litigation and/or settlement payments; (f) obligations of a Group Member under any performance bond, letter of credit or bankers’ acceptances; (g) accrued but unpaid bonuses or similar payments, in each case payable to current or former employees, directors or consultants of a Group Member and all Tax Liabilities related thereto; (h) all accrued but unpaid income Tax Liabilities, excluding deferred income Tax Liabilities, of the a Group Member; and (i) guarantees of any indebtedness of a third party of the type described in the foregoing clauses (a) through (i).

“Indemnitee” has the meaning set forth in Section 9.4(a).

“Indemnitor” has the meaning set forth in Section 9.4(a).

“Individual Sellers Stock Consideration” has the meaning set forth in Section 2.3(a)(iii).

“Insurance Policies” has the meaning set forth in Section 4.23(a).

.

“Intellectual Property” means any of the following in any jurisdiction throughout the world (whether or not registered): (i) utility models, patents (including all applications, reissues, registrations, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof) (collectively, “Patents”) and inventions (whether patentable or not); (ii) trademarks, trade names, logos, service marks, trade dress, corporate names and registrations and applications for registration thereof, together with the goodwill connected with the use of and symbolized by the foregoing (collectively, “Trademarks”); (iii) copyrights, designs and copyrightable subject matter, and registrations and applications for registration thereof (collectively, “Copyrights”) and works of authorship (whether copyrightable or not); (iv) internet domain names, websites and related registrations; (v) trade secrets, confidential information and other proprietary rights (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data (collectively, “Trade Secrets”); (vi) computer software (whether in source code, object code or other form), modules, libraries, code, or other components, and documentation, including user manuals and training materials, related to the forgoing; (vii) any Moral Rights and rights of attribution; (ix) any other intellectual property rights or industrial property rights not otherwise set forth in (i) through (vii) above, whether registered or unregistered, as recognized by law in the applicable jurisdiction; and (x) all improvements, modifications, and derivative works of any of the foregoing.

“IP Licenses” means (i) all licenses, sublicenses, and other agreements under which any Group Member grants or receives any rights that involve the Company Intellectual Property; and (ii) the IT Contracts.

“IT Contract” means any contract under which (i) a Group Member grants or receives any rights that involve an IT System; or (ii) an IT System is licensed, leased, supplied, maintained or supported.

“IT Systems” means the information and communications technologies, accounts and assets owned, controlled, used or held for use by a Group Member, including hardware, software, networks, electronic devices, databases, data collections, firmware, middleware, servers, source code, object code, development tools, workstations, routers, hubs, switches, data communications lines, websites, and all other information technology equipment and outsourced information technology arrangements and resources, including cloud computing and software-as-a-service offerings.

“Key Employee” means: (i) all Key Personnel; (ii) office holders of any Group Member or other senior or executive members of the management of any Group Member; or (iii) any other employee or Contractor with a yearly gross compensation with a value in excess of €70,000.

“Key Personnel” means the individuals listed in Schedule 1.1B.

“Knowledge” An individual shall be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or the awareness such individual would reasonably be expected to have obtained in the course of the performance of the duties and responsibilities of such individual on behalf of the Sellers or the Company. With respect to the Sellers or the Company, the Knowledge of the Sellers or the Company or any other similar qualification or phrase or qualification based on Knowledge shall mean the Knowledge of (i) any of the Key Personnel; and (ii) the Individual Sellers.

“Law” means any federal, state, local, municipal, supranational, European Union, Israel, France, United States, or other law (including common law principles), statute, regulation, regulatory guidance, directive, constitution, treaty, convention, ordinance, code, rule, resolution, collective agreement, extension order, Permit, binding administrative guideline or decision, stipulation, request, consent, ruling privilege, or Order, enacted, adopted, promulgated or applied by a Governmental Authority.

“Liability” means, with respect to the Group, any direct liability or obligation of any nature whatsoever, including, without limitation, debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations (whether pecuniary or not, including obligations to perform or forebear from performing acts or services), costs, expenses (including reasonable costs or expenses of investigation, enforcement, collection and reasonable attorney’s and accountant’s fees), fines or penalties of any Group Member whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, incurred or consequential, due or to become due and whether or not required, in each case, under French GAAP, to be accrued on the financial statements of such Person.

“Lien” means any charge, claim, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, licenses to third parties, leases to third parties, security agreements, or any other encumbrances and other restrictions or limitations on ownership or use of real or personal property or irregularities of title thereto.

“Long-Stop Date” has the meaning set forth in Section 8.1(a)(i).

“Losses” means any and all losses, Liabilities, damages, obligations, expenses, penalties or fines, including tax penalties or late payment interest, fees, costs or amounts (including reasonable costs or expenses of investigation, remediation, enforcement, collection and reasonable attorney’s and accountant’s fees) actually incurred or suffered (whether involving a third party or not). For the avoidance of doubt, any “Losses” of a Group Member, shall be considered direct “Losses” to the Purchaser.

“Majority Sellers” has the meaning set forth in Section 10.6.

“Material Adverse Effect” means an event, circumstance, development, state of facts, occurrence, change or effect that has, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on (a) the business, assets, Liabilities, properties, condition (financial or otherwise), operating results or operations of the Group, taken as a whole, or (b) the ability of any Group Member to perform its obligations under this Agreement or any agreement entered into in connection herewith or to consummate on a timely basis each of the transactions contemplated hereunder, in each case, in all material respects, but excluding any such fact, circumstance, development, event or change to the extent resulting or arising from (i) any change in applicable Law or interpretation thereof; (ii) any change in general economic conditions in the industries or markets in which any Group Member operates or affecting economies in general; or (iii) any change resulting from a global epidemic (except due to Covid-19), acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof, occurring after the date hereof, except, in each case, to the extent that any such change has or could reasonably be expected to have a materially disproportionate adverse effect on the Group, taken as a whole, as compared to other Persons operating in the same industry in which the Group operate.

“Material Contract” has the meaning set forth in Section 4.13.

“Material Owned IP” means any and all Intellectual Property that is owned or purported to be owned (whether owned or purported to be owned singularly or jointly with a third party or parties), or filed by, assigned to or held in the name of, or exclusively licensed to any Group Member.

“Moral Rights” means moral or equivalent rights, including the right to the integrity of a work, the right to be associated with a work as its author by name or under a pseudonym and the right to remain anonymous.

“Negative Adjustment Amount” has the meaning set forth in Section 2.6.

“Net Working Capital” means the current assets of the Company minus the current Liabilities of the Company, on a consolidated basis and calculated in accordance with French GAAP, including Cash and Cash Equivalents, but not including Indebtedness or Transaction Expenses. The foregoing shall be determined with accounting policies and principles consistent with those used in the preparation of the audited Financial Statements and, to the extent not inconsistent with the foregoing, in accordance with French GAAP. Attached hereto as Schedule 1.1C is the line items for calculating the Net Working Capital.

“Net Working Capital Adjustment Amount” means (in each case with respect to each of the estimate and the final) the amount by which (if any) the Target Net Working Capital exceeds the Net Working Capital, provided that if: (i) such amount is less €255,300, or (ii) if the Target Net Working Capital does not exceeds the Net Working Capital, in each case, the Net Working Capital Adjustment Amount shall equal zero (0). For the avoidance of doubt, if the Net Working Capital Adjustment Amount is in excess of the amount in (i) above, it shall be calculated from the first (1st) Euro whereby the Target Net Working Capital exceeds the Net Working Capital. For clarification purposes, an example of the calculation of the Net Working Capital Adjustment Amount is attached in Schedule 1.1D.

“Non-Solicit Period” has the meaning set forth in Section 6.12(a).

“Objections Statement” has the meaning set forth in Section 2.6.

“Occurrence” means any accident, happening or event which occurs or has occurred at any time on or prior to the Closing Date that is caused by any hazard or defect in manufacture, design, materials or workmanship including any failure to warn or any breach of express or implied warranties or representations with respect to a product manufactured, shipped, sold or delivered by or on behalf of a Group Member which results in injury or death to any Person or damage to or destruction of property (including damage to or destruction of the product itself).

“Official” means any official, employee or representative of, or any other person acting in an official capacity for or on behalf of, any (i) Governmental Authority, including any entity owned or Controlled thereby; (ii) political party, party official or political candidate; or (iii) public international organization.

“Open Source Software” means any software that is licensed, distributed or conveyed as “open source software,” “free software,” “copyleft” or under a similar licensing or distribution model, or under a Contract that requires as a condition of its use, modification or distribution that it, or other software into which such software is incorporated, integrated or with which such software is combined or distributed or that is derived from or linked to such software, be disclosed or distributed in source code form, delivered at no charge or be licensed, distributed or conveyed under the same terms as such Contract (including Software licensed under the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, Microsoft Shared Source License, Common Public License, Artistic License, Netscape Public License, Sun Community Source License (SCSL), Sun Industry Standards License (SISL), Apache License and any license listed at www.opensource.org).

“Order” means any order, judgment, ruling, injunction, assessment, award, decree, consent decree writ, temporary restraining order, or any other order of any nature enacted, issued, promulgated, enforced or entered by any Governmental Authority.

“Organizational Documents” means: (i) in the case of a person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (ii) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Party(ies)” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property. “Permits” has the meaning set forth in Section 4.6.

“Person” means an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity.

“Personal Information” means any data or information in any media that is linked to the identity of a particular individual, browser, or device and any other data or information that constitutes personal data or personal information under any applicable Law or Sellers’ or business Subsidiaries’ privacy policies, and includes an individual’s combined first and last name, home address, telephone number, fax number, email address, Social Security number or other Government Authority-issued identifier (including state identification number, driver’s license number, or passport number), precise geolocation information of an individual or device, biometric data, medical or health information, credit card or other financial information (including bank account information), cookie identifiers associated with registration information, or any other browser- or device-specific number or identifier not controllable by the end user, and web or mobile browsing or usage information that is linked to the foregoing.

“PIPE PPS” has the meaning set forth in Section 6.1(b).

“Post-Closing Adjustment” has the meaning set forth in Section 2.6.

“Positive Adjustment Amount” has the meaning set forth in Section 2.6.

“Pre-Closing Period” means the period commencing on the date of the execution of this Agreement, and ending on the earlier of: (i) the Closing Date; or (ii) the termination of this Agreement in accordance with Article 8.

“Private Placement” has the meaning set forth in Section 6.1(b).

“Proceeding” means any action, claim, demand, suit, litigation, audit, hearing, inquiry, investigation, examination, arbitration, assessment or other similar legal proceeding (including any civil, criminal or appellate proceeding) brought, conducted or hear by or pending before, or otherwise involving, any Governmental Authority or any mediator, arbitrator or arbitration panel.

“Processed” or “Processing” means the receipt, access, acquisition, collection, compilation, use, storage, processing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Purchased Shares” has the meaning set forth in the Recitals.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Party” means the Purchaser and its Affiliates (including, following the Closing, the Group Members) and its and their Subsidiaries, direct and indirect parent companies, directors, officers, employees, partners, members, managers and shareholders, and its and their successors and permitted assigns, but shall exclude, for the avoidance of doubt, the Sellers, and their Affiliates (which shall, following the Closing, exclude the Group Members), in every capacity such person or entity may serve.

“Real Property Assets” has the meaning set forth in Section 4.10(c).

“Real Property Leases” has the meaning set forth in Section 4.10(c).

“Recall” means a product recall, rework or post sale warning or similar action. “Referee” has the meaning set forth in Section 2.6.

“Refinanced Existing Indebtedness” means the existing Indebtedness listed in Schedule 1.1E that shall be refinanced on the Closing Date.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the environment or out of any property, including the movement of any materials through or in the air, soil, surface water, ground water or property.

“Relevant Portion” means (a) with respect to the Closing Date Payment Amount and Net Closing Date Payment Amount, as to any Seller, the portions stated in Section 2.3(a)(ii), (b) with respect to the Closing Date Payment Amount, Net Closing Date Payment Amount and Escrow Amount, as to the Individual Sellers, the percentages set forth in Annex I hereto, and (c) with respect to the Earn-out Amounts, as to the Individual Sellers, the percentages set forth in Annex II hereto.

“Relevant Purchased Shares” means, as to any Seller, the number of shares of the Company set forth opposite such Seller’s name in Annex I hereto.

“Remedial Action” means all actions to (a) abate, contain, ameliorate, clean up, remove, treat, remediate or in any other way address any Hazardous Materials; (b) prevent the Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger human health or welfare or the indoor or outdoor environment; or (c) perform studies, investigations, and pre- or post-remedial monitoring and care; and (d) otherwise correct a condition of noncompliance with Environmental Laws.

“Resigning Directors” has the meaning set forth in Section 7.2(e)(xi).

“Restricted Party” means a Person that is: (i) listed on, or owned (meaning fifty percent (50%) or greater ownership interest) or otherwise, directly or indirectly, Controlled by a Person listed on, or acting on behalf of a Person listed on, any Sanctions List; or (ii) a citizen of, located in, or incorporated under the laws of a Sanctioned Jurisdiction; or (iii) owned (meaning fifty percent (50%) or greater ownership interest) or otherwise, directly or indirectly, Controlled by, or acting on behalf of, a Person who falls within clause (ii) of this definition.

“Revenue Certificate” has the meaning set forth in Section 2.8.

“Sanctioned Jurisdiction” means a country or territory that is the target of country-wide or territory-wide Sanctions.

“Sanctions” means the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted, or enforced by: (i) the United Nations’ Security Council; (ii) the U.S. Department of the Treasury or the U.S. Department of State; (iii) the European Union; (iv) France; (v) the State of Israel or (vi) any other Governmental Authority that pertains to any of the Group Members and its business.

“Sanctions List” means (i) the List of Specially Designated Nationals and Blocked Persons and the Consolidated Sanctions List maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control; (ii) the Denied Persons List, Entity List and Unverified List maintained by the U.S. Department of Commerce’s Bureau of Industry and Security; (iii) the Debarred List maintained by the U.S. Department of State; (iv) the United Nations’ Security Council sanction lists; (v) the European Union consolidated list of sanctioned persons; (vi) any Persons or entities listed as “Enemy Countries” pursuant to the Israeli Trade with the Enemy Ordinance, 1939; or (vii) any similar list maintained by, or public announcement of sanctions designation made by, any Governmental Authority in a jurisdiction in which a Group Member operates.

“SEC” means the Securities and Exchange Commission of the United States. “Second Escrow Release Date” has the meaning set forth in Section 2.7(b).

“Security Breach” means any actual (i) loss or misuse (by any means) of Personal Information;

(ii) unauthorized or unlawful Processing, sale, or rental of Personal Information; or (iii) other act or omission that compromises the security or confidentiality of Personal Information.

“Sellers” has the meaning set forth in the Preamble.

“Sellers’ Fundamental Representations” means the representations and warranties set forth in Sections 3.1 (Organization, Good Standing and Power), 3.2 (Authority; Execution and Delivery; Enforceability), 3.3 (No Conflicts; Consents), 3.5 (The Purchased Shares), 3.8 (Brokers or Finders), 4.1 (Organization, Good Standing and Qualification), 4.2 (Subsidiaries), 4.3 (Capitalization), 4.4 (Authorization; Execution and Delivery; Enforceability), 4.19 (Compliance with Anti-Bribery Law) and 4.25 (Brokers or Finders).

“Straddle Period” has the meaning set forth in Section 6.9(a).

“Subsidiary(ies)” means any entity Controlled, directly or indirectly, by another Person.

“Tangible Property” has the meaning set forth in Section 4.10(b).

“Target Indebtedness” means €23,564,174.00. “Target Net Working Capital” means €1,702,000.

“Tax” or “Taxes” means (i) any direct or indirect taxes of whatever nature, levies, fees, duties, contributions or charges, including without limitation corporate income tax, withholding tax, local and regional taxes, value added tax, sales taxes, goods and services taxes, “taxe sur les salaires” (wages tax), registration duties, transfer duty, stamp duties, real estate taxes, customs duty and other taxes (including parafiscal taxes), contribution or other duty or fine that the relevant Person may owe to any competent Governmental Authority, (ii) any social security contribution or levy, employment and payroll taxes (including Prélévement à la Source (Pay As Your Earn)) imposed, levied, withhold or assessed by any Governmental Authority, including any charge relating to social security and to all the charges or other obligations relating to employment and notably any charge relating to protection against unemployment, sickness, incapacity, death, retirement, social security or other obligations with respect to the workplace and mandatory or optional profit-sharing schemes (participation or intéressement) for employees, (iii) in each case including any late-payment interest, surcharge and penalty, fine and additional tax relating thereto, and (iv) all amounts payable with respect to any taxes pursuant to an agreement or arrangement or any other legal obligation, including payment as a secondary liability besides or for the account of any other Person, including interest, penalties and other related charges in addition thereto.

“Tax Proceedings” has the meaning set forth in Section 9.4(d).

“Tax Return” means any return, declaration, report, payment form, claim for Tax credit or refund, or information or statement or form relating to Taxes or any specific mention or formality in a commercial document (such as invoice or register) required by applicable Law.

“Third Party Claim” has the meaning set forth in Section 9.4(c).

“Trade Secrets” has the meaning set forth in the definition of Intellectual Property.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Expenses” means, without duplication, and provided such is not included in Indebtedness, with respect to the Group, an amount equal to the aggregate amount of all out-of-pocket fees, costs and expenses to be paid or otherwise payable or agreed by after the Closing Date by, any Group Member for the benefit of the Sellers, arising from, incurred in connection with, or incident to or contingent upon the consummation of, the transactions contemplated hereby, (to the extent to be paid after the Closing Date) including (i) all brokers’ or finders’ fees; (ii) all fees and expenses of legal, accounting and financial advisors; (iii) all fees and expenses associated with obtaining necessary or appropriate Consents of any Governmental Authority or third parties and the Permits on behalf of any Group Member; (iv) from any previously contemplated but unconsummated sale transaction that are unpaid as of the Closing Date; (v) all transaction-related bonuses (including any stay, retention, sale, change of Control or similar compensation, but, for the avoidance of doubt, not regular performance bonuses paid in the ordinary course of business consistent with past practices) paid to or payable to any current or former director, officer or employee of a Group Member as a result of, or in connection with the consummation of the transactions contemplated hereby; (v) the employer portion of any employment Taxes incurred in connection with the payments described in clause (v); (vi) one half of the Escrow Agent’s fees; and (vii) all costs and expenses of any Group Member); provided, that if any amounts to be included in the calculation of Transaction Expenses which are in a currency other than Euros, such amounts shall be deemed converted to Euros at the prevailing official rate of exchange published by the Federal Reserve Bank of New York for the conversion of such currency or currency unit into Euros on the last Business Day immediately preceding the delivery of the Closing Statement.

“Triggering Event” has the meaning set forth in Section 9.1(a).

“VAT” means:

(a)	any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)	any other tax of a similar nature, whether imposed in a member state of the European Union or other applicable Governmental Authority in substitution for, or levied in addition to, such tax referred to in Paragraph (a) above, or imposed elsewhere.

1.2	Rules of Construction.

Unless the context otherwise requires, interpretation of this Agreement shall be governed by the following rules of construction:

(a)	the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined;

(b)	whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms;

(c)	the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”;

(d)	the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(e)	any definition of or reference to any agreement, contract, document, instrument or other record herein shall be construed as referring to such agreement, contract, document, instrument or other record as from time to time amended, supplemented, restated or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein);

(f)	any reference herein to any Person shall be construed to include such Person’s or such entity’s successors and permitted assigns;

(g)	the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(h)	all references herein to Sections, Articles, Exhibits, Annexes and Schedules shall be construed to refer to Articles and Sections of, and Exhibits, Annexes and Schedules to, this Agreement and any reference herein to “this Agreement” shall be construed to refer to this Agreement and all such Sections, Articles, Exhibits, Annexes and Schedules;

(i)	the headings and captions used in this Agreement are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Agreement;

(j)	the terms “Dollars”, “US$”, “USD”, “US dollars” or “$” mean United States Dollars. The terms “Euro”, “EUR” or “€” means the single currency of the member states of the European Union that have adopted the Euro as their lawful currency under the legislation of the European Communities for the European Monetary Union;

(k)	any amounts to be included in any calculations or payments to be made which are in a currency other than Euros, such amounts shall be deemed converted to Euros at the prevailing official rate of exchange published by the Federal Reserve Bank of New York for the conversion of such currency or currency unit into Euros on the last Business Day immediately preceding the relevant payment date;

(l)	if any period referred to herein expires on a day that is not a Business Day, or any event or condition is required by the terms of this Agreement to occur or be fulfilled (including the making of any payment required hereunder) on a day that is not a Business Day, such period shall expire on or such event or condition shall not be required to occur or be fulfilled until, as the case may be, the next succeeding Business Day; and

(m)	the parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

2.	PURCHASE AND SALE

2.1	Purchase and Sale of the Purchased Shares

Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Seller shall sell, transfer, convey, assign and deliver, or cause to be delivered, to the Purchaser, free and clear from all Liens, and the Purchaser shall purchase and acquire from each such Seller, all of such Seller’s Relevant Purchased Shares, in consideration for such Seller’s Relevant Portion of the Purchase Price, payable to such Seller, in accordance with the terms hereof. It being clarified that the Purchaser shall not be obligated to complete the transactions contemplated herein unless all of (and not only part of) the Purchased Shares are sold and transferred to it when they are free and clear from all Liens. The purchase and sale of all of the Purchased Shares pursuant to this Agreement is referred to herein as the “Acquisition”.

2.2	Calculation of the Purchase Price

(a)	Subject to Section 9, the purchase price for all of the Purchased Shares (the “Purchase Price”) shall be an amount equal to the sum of:

(i)	the Closing Date Payment Amount; and

(ii)	the Earn-out Payments.

(b)	The consideration (as may be adjusted solely in accordance with this Agreement) payable by the Purchaser pursuant to this Agreement at the Closing (the “Closing Date Payment Amount”) shall be equal to the sum of the following:

(i)	€26,000,000;

(ii)	less, the amount, if any, by which the Estimated Indebtedness is greater than Target Indebtedness;

(iii)	less, the Estimated Transaction Expenses;

(iv)	less, the Net Working Capital Adjustment Amount;

(v)	plus, the Debt/NWC Adjustment Amount; and

(vi)	less, the Earn-out Amounts.

(c)	Pre-Closing Statements. The Sellers and the Company shall prepare in accordance with French GAAP and with the Calculation Schedule (in accordance with the principles set out in Section 2.2(c)(ii) below) and deliver to the Purchaser at least four (4) Business Days prior to the Closing Date, the consolidated balance sheet of the Company, estimated as of the Closing Date (the “Estimated Closing Balance Sheet”) and a certificate (substantially in the form attached hereto as Exhibit A), executed by the Chairman (Président) of the Company, detailing the Company’s good faith estimate (the “Closing Certificate”) of the following:

(i)	all estimated Indebtedness of the Group as at the Closing Date, in accordance with the Estimated Closing Balance Sheet (the “Estimated Indebtedness”);

(ii)	the estimated Net Working Capital of the Group as at the Closing Date, in accordance with the Estimated Closing Balance Sheet (the “Estimated Net Working Capital”), which shall be provided in a manner consistent with the example and the principles set forth in Schedule 2.2(c)(ii) attached hereto (the “Calculation Schedule”) in which numbers are for illustration purposes only; it being specified that the Estimated Net Working Capital shall be calculated at its value at the end of the month prior to the Closing Date;

(iii)	the estimated amount of Transaction Expenses, as shall be detailed and evidenced in an exhibit to be attached to the Closing Certificate (the “Estimated Transaction Expenses”) including those expenses set out in Schedule 2.2(c)(iii); and

(iv)	the “Consideration Allocation Certificate”, executed by the Sellers, setting out, among other things, in accordance with the terms hereof: (1) the estimated aggregate amount of the Closing Date Payment Amount calculated based on the above estimates; (2) the estimated aggregate amount of the Individual Sellers Stock Consideration; (3) the allocation of the Cash Consideration and the Individual Sellers Stock Consideration among the Sellers denominated in Euros (to be amended upon Closing pursuant to Section 1.2(k)); and (4) payment instructions (including wire instruction details) to each of the Sellers.

Following receipt of the Closing Certificate, the Sellers and the Company shall provide the Purchaser and its representatives with such access as may be reasonably required, upon reasonable notice, to those accounting books and records, working papers and access to Company’s representatives required for auditing or involved in preparing the Closing Certificate. Prior to Closing, the Company, the Sellers and the Purchaser shall act reasonably in resolving in good faith any disagreements concerning the computation of any of the items included in the Closing Certificate or contained in the Estimated Closing Balance Sheet, provided that if any item cannot be agreed by the Closing Date then this would not delay the Closing by more than three (3) Business Days and the Parties shall transact at the Closing with respect to any disagreed item, based on the Company’s good faith estimation of such disagreed item (it being clarified that the foregoing shall not derogate from the post-Closing adjustment contemplated pursuant to Section 2.6 below).

2.3	Closing Date Payment

(a)	At the Closing Date, the Purchaser shall:

(i)	transfer to the Escrow Agent the Escrow Amount (for the purposes of this Section, the Closing Date Payment Amount less the Escrow Amount being referred to as the “Net Closing Date Payment Amount”);

(ii)	pay (or cause the payment of, on its behalf), subject to Section 2.9, to the Sellers (either directly or through a paying agent) in accordance with the Consideration Allocation Certificate (as adjusted pursuant to any agreement between the Seller and the Purchaser) by wire transfer of immediately available funds an amount equal to fifty percent (50%) of the Net Closing Date Payment Amount (the “Cash Consideration”), in the following proportions:

-	to IDInvest: nineteen point four percent (19.04%) of the Closing Date Payment Amount (the “IDInvest Cash Consideration”);

-	to the Individual Sellers: an amount equal to the sum of the Cash Consideration less the IDInvest Cash Consideration (the “Individual Sellers Cash Consideration”); and

(iii)	deliver (or cause the payment of, on its behalf) to the Individual Sellers in accordance with the Consideration Allocation Certificate such number of validly issued, fully paid and nonassessable shares of common stock of the Combined Company (the “Combined Company Common Stock”), in each case without interest and subject to applicable Tax withholding, equal to: (A) fifty percent (50%) of the Net Closing Date Payment Amount; divided by (B) the PIPE PPS (the “Individual Sellers Stock Consideration”).

(b)	The allocation of the Purchase Price is made under the sole and exclusive responsibility of the Sellers and the Purchaser shall incur no liability whatsoever in respect thereto.

(c)	No fractional shares of the Combined Company Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a stockholder of the Combined Company. Each holder of a fractional share interest shall be paid an amount in cash (without interest and subject to the amount of any withholding taxes pursuant to Section 2.9, equal to the product obtained by multiplying (i) such fractional share interest to which such holder (after taking into account all fractional share interests then held by such holder) would otherwise be entitled by (ii) the PIPE PPS.

2.4	Closing

The closing of the purchase and sale of the Purchased Shares and the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Gornitzky & Co., Advocates and Notaries, located at 45 Rothschild Blvd., Tel-Aviv, Israel, on the third (3rd) Business Day after the date that all of the conditions to the Closing set forth in Sections 7.1, 7.2 and 7.2(f) (other than those conditions that are to be satisfied on the Closing Date, but subject to the satisfaction of such conditions) shall have been satisfied or waived by the Party entitled to waive the same, or on such other date, at such other time and/or at such other place as the Purchaser and the Sellers may jointly agree in writing. The date on which the Closing actually takes place is referred to in this Agreement as the “Closing Date”.

2.5	Transactions at the Closing

(a)	At the Closing, the Sellers shall deliver to the Purchaser all agreements, documents, instruments and certificates required to be delivered by the Seller (and, where applicable, executed by the Seller or a duly authorized officer of the Seller) at or prior to the Closing pursuant to Section 7.2 of this Agreement.

(b)	At the Closing, the Purchaser shall:

(i)	deliver the Closing Date Payment Amount to the Sellers and the Escrow Agent in accordance with Section 2.3 above; and

(ii)	deliver to the Seller all agreements, documents, instruments or certificates required to be delivered by the Purchaser at or prior to the Closing pursuant to Section 7.3 of this Agreement.

For the purposes of the Closing, a copy of a bank wire transfer confirmation from the Purchaser’s bank shall be considered the satisfaction of this Section 2.5(b)(i).

(c)	The Purchaser acknowledges that the Refinanced Existing Indebtedness will become repayable in full on the Closing Date in accordance with the terms of the relevant agreements of such Indebtedness, as a result of the Acquisition. On the Closing Date, the Purchaser shall, as an essential condition to the sale of the Purchased Shares, and in addition to the payment of the Purchase Price, repay on behalf of the relevant Group Company, or cause the relevant Group Company to repay, the full amount of the Refinanced Existing Indebtedness on the Closing Date, with value date on the Closing Date.

(d)	The Sellers will cause the Existing Liens which have been granted in connection with the Existing Indebtedness to be released conditional upon repayment of the Refinanced Existing Indebtedness on the Closing Date. The Purchaser acknowledges that it will be responsible for the repayment of the full amount of the Refinanced Existing Indebtedness.

(e)	All transactions to take place at the Closing shall be deemed to take place simultaneously on the Closing Date, and no transaction hereunder shall be deemed to have been completed, or any document delivered, until all such transactions have been completed and all agreements, documents, instruments or certificates required to be delivered hereunder have been delivered.

2.6	Purchase Price Adjustments

(a)	Within ninety (90) days following the Closing Date, the Purchaser shall prepare, or cause to be prepared, and deliver to the Sellers the following:

(i)	A consolidated balance sheet of the Company, as of the Closing Date, prepared in accordance with French GAAP (the “Closing Balance Sheet”); and

(ii)	a certificate (the “Closing Statement”), setting forth its determination of: the Indebtedness, Transaction Expenses and the Net Working Capital Adjustment Amount, in each case, as at the Closing Date and in accordance with the Closing Balance Sheet.

Following delivery of the Closing Balance Sheet and the Closing Statement, the Purchaser shall provide the Sellers’ Representative with any supporting documentation for the Closing Balance Sheet and the Closing Statement that the Sellers’ Representative may reasonably request including all paperwork and copies of source documents that support and document the determination and calculation of the Closing Balance Sheet and the Closing Statement. In addition, the Sellers’ Representative shall be given all such access as it may reasonably require during the Purchaser’s or the Company’s normal business hours (or such other times as the Parties may agree) and upon reasonable notice to those accounting books and records of the Company in the possession of, and/or under the control of, the Purchaser and the Company, and access to such personnel or representatives, subject to privilege under applicable Law, of the Company and the Purchaser as it may reasonably require and without interfering with the day- to-day operation of the Company and the Purchaser, for the purpose of resolving any disputes or responding to any matters or inquiries raised concerning the documents delivered under this sub-Section 2.6(a) and/or the calculation thereof. If the Purchaser does not deliver a Closing Balance Sheet or Closing Statement within the abovementioned ninety (90) day period, then the estimates provided by the Sellers and the Company in the Estimated Closing Balance Sheet and the Closing Certificate shall become final and binding upon all Parties.

(b)	Within thirty (30) days after the Sellers’ Representative’s receipt of the Closing Balance Sheet and the Closing Statement, the Sellers’ Representative shall deliver to the Purchaser a written statement specifying any objections thereto, if any, in reasonable detail (an “Objections Statement”). If the Sellers’ Representative does not deliver an Objections Statement within such thirty (30) day period, then the Closing Balance Sheet and the Closing Statement shall become final and binding upon all Parties. If the Sellers’ Representative delivers an Objections Statement within such thirty (30) day period, the Sellers’ Representative and the Purchaser shall negotiate in good faith for twenty (20) days following the Purchaser’s receipt of the Objections Statements to resolve such objections (any unresolved objection, a “Dispute”). Any item or matter set forth in the Closing Balance Sheet and in the Closing Statement that is not objected to by the Sellers’ Representative in the Objections Statement shall become final and binding upon the Parties. If the Purchaser and the Sellers’ Representative manage to resolve all, or any portion, of such Disputes, such resolutions will be recorded in writing and the Sellers’ Representative and the Purchaser will sign a modified Closing Balance Sheet and Closing Statement. If the Purchaser and the Sellers’ Representative are unable to resolve all objections during such twenty (20) day period, any remaining Disputes (and only such remaining Disputes) shall be resolved by a mutually acceptable internationally recognized independent accounting firm or other mutually acceptable internationally recognized financial services provider (the “Referee”). In the event that the Parties failed to agree upon the appointment of the Referee within the stipulated period, then the Referee shall be selected and appointed by the then current President of the certified public accountants institute (Ordre des Experts- Comptables) in France, provided that such Referee shall be internationally recognized independent accounting firm and not commercially related to any of the Parties hereto. The Referee shall be instructed to resolve any such remaining Disputes in accordance with the terms of this Agreement within thirty (30) Business Days after its appointment and shall act in its capacity as an expert and not as an arbitrator.

(c)	The resolution of such Disputes by the Referee (i) shall be set forth in writing, in English, stating the basis of its determination, and (ii) shall be only within the range of dispute between Purchaser and the Sellers’ Representative. The Referee’s determination shall be conclusive and binding upon the Purchaser and the Seller, save for a manifest mathematical error (when the relevant part of the determination shall be void and the matter shall be remitted to the Referee for correction).

(d)	Upon delivery of such resolution, the Closing Balance Sheet and the Closing Statement, as modified in accordance with such resolution, shall become final and binding upon all Parties

(e)	The fees and expenses of the Referee shall be equally borne by the Parties, unless the Referee rules otherwise. Each Party shall bear its own other costs and fees, including attorney’s fees, incurred by that Party in the course of the dispute, except to the extent entitled to indemnification, compensation or reimbursement under this Agreement or as otherwise determined by the Referee.

(f)	Upon the Closing Balance Sheets and the Closing Statements becoming final and binding in accordance with Section 2.6(b) above, the Closing Date Payment Amount shall be recalculated with reference to the Indebtedness, Net Working Capital Adjustment Amount and the Transaction Expenses as set out in such Closing Statement (as may have been amended or confirmed in accordance with Section 2.6(b) above) (the “Confirmed Purchase Price”) and the following adjustments and payments made (“Post-Closing Adjustment”):

(i)	If the Confirmed Purchase Price is greater than the Closing Date Payment Amount (a “Positive Adjustment Amount”) then the Purchaser, either directly, by instruction to the Company or through a paying agent, subject to Section 2.9 below, shall pay (or cause the payment of, on its behalf), within five (5) Business Days, such difference to the Seller (subject to any withholdings required pursuant to the terms hereof), by either wire transfer (as per the payment instructions details set out in the Consideration Allocation Certificate) of immediately available funds or the issuance of additional Combined Company Common Stock, or a mix thereof, as determined by the Purchaser; and

(ii)	If the Confirmed Purchase Price is less than the Closing Date Payment Amount (a “Negative Adjustment Amount”), then within five (5) Business Days thereafter the amount owed to the Purchaser (being the absolute amount of such difference) shall be paid to the Purchaser by the Sellers, pro-rata pursuant to their percentage holding as set forth across from their name in the Consideration Allocation Certificate. Such payment shall only be by way of a cash payment and not by the surrender of any Combined Company Common Stock. In the event that the Sellers fail to transfer the Negative Adjustment Amount within the said five (5) Business Days, the Purchaser may claim such amount from the Escrow Amount, or (at its sole discretion) set-off from the Earn- out Payments.

2.7	Escrow Agreement

(a)	To provide for an escrow to secure and to serve as a fund in respect of the obligations of the Sellers under Article 9, the Purchaser, the Individual Sellers and the Escrow Agent, as an escrow agent shall, at Closing, enter into an escrow agreement, in the final form to be attached at Closing as Exhibit B hereto (the “Escrow Agreement”). At Closing, the Purchaser shall transfer the Escrow Amount to the Escrow Agent to be deposited in an escrow account established by the Escrow Agent pursuant to the terms of the Escrow Agreement (the “Escrow Account”). The Escrow Amount shall be invested in accordance with investment guidelines specified in the Escrow Agreement.

(b)	The Escrow Amount shall be released to the Sellers by wire transfer of immediately available funds in accordance with the Consideration Allocation Certificate and subject to Section 2.9 below, as follows:

(i)	on the first (1st) anniversary of the Closing Date (the “First Escrow Release Date”), fifty percent (50%) of the funds in respect of the Escrow Amount then on deposit in the Escrow Account, including all interest and profits accrued thereon, minus the sum of any amounts in respect of which claims were made pursuant to Article 9 by any Indemnitee which are then pending (provided, however, that in no event shall the transfers pursuant to this Section 2.7(b)(i) reduce the remaining funds in respect of the Escrow Amount on deposit in the Escrow Account to less than €2,000,000);

(ii)	on the second (2nd) anniversary of the Closing Date (the “Second Escrow Release Date”), all funds in respect of the Escrow Amount then on deposit in the Escrow Account, including all interest and profits accrued thereon, minus the sum of any amounts in respect of which claims were made pursuant to Article 9, by any Indemnitee which are then pending; and

(iii)	such amounts (or parts thereof) in respect of such pending claims for indemnification by any Indemnitee (made pursuant to Article 9, upon final and binding resolution of any such claim to either (A) as of or following the Second Escrow Release Date, to the Individual Sellers (subject to any withholdings required pursuant to the terms hereof), in accordance with their Relevant Portion; or (B) the Purchaser within five (5) Business Days of such determination, all in accordance with such final and binding resolution.

2.8	Earn-out.

(a)	Earn-out Definitions. For the purposes of this Section 2.8:

(i)	“Annual Revenue” shall mean the Net Revenue generated in the relevant calendar year;

(ii)	“Earn-out Period” shall mean the First Earn-out Period or the Second Earn-out Period;

(iii)	“First Earn-out Period” shall mean the twelve (12) month period ending December 31, 2021;

(iv)	“First Target Revenue” shall mean an amount of Annual Revenue in the First Earn- out Period equal to at least ninety percent (90%) of €41,000,000;

(v)	“Net Revenue” shall mean gross revenue as determined by French GAAP, from any sale, license, integration, implementation, customization, service, subscription, rental, certification, qualification, tooling or any other transaction less: applicable sales returns, credits, discounts, distributions commissions, lost debts, allowances for bad debts and doubtful debts, provided that all such deductions shall be demonstrated by written evidence;

(vi)	“Second Earn-out Period” shall mean the twelve (12) month period ending December 31, 2022; and

(vii)	“Second Target Revenue” shall mean an amount of Annual Revenue in the Second Earn-out Period equal to at least ninety percent (90%) of € 52,000,000.

(b)	Subject to an Acceleration Event in provisions of Section 6.13(c), if during the First Earn-out Period the Company meets or exceeds the First Target Revenue as set forth in the Revenue Certificate for the First Earn-out Period, then the Individual Sellers shall be entitled to an additional payment equal to €2,500,000 (the “First Earn-out Amount”) to be paid within thirty (30) days of the delivery of such Revenue Certificate, in accordance with their Relevant Portion and subject to Section 2.9 below (the aggregate amount payable under this Section 2.8(b), the “First Earn-out Payment”).

(c)	Subject to an Acceleration Event in provisions of Section 6.13(c), if during the Second Earn- out Period the Company meets or exceeds the Second Target Revenue as set forth in the Revenue Certificate for the Second Earn-out Period, then the Individual Sellers shall be entitled to an additional payment equal to €2,500,000 (the “Second Earn-out Amount” and together with the First Earn-out Amount, the “Earn-out Amounts”) to be paid within thirty (30) days of the delivery of such Revenue Certificate, in accordance with their Relevant Portion and subject to Section 2.9 below (the aggregate amount payable under this Section 2.8(b), the “Second Earn-out Payment” and together with the First Earn-out Payment, the “Earn-out Payments”).

(d)	The Annual Revenue shall be calculated by the independent accounting firm auditing the Company’s annual financial statements, and who shall provide a certificate stating the Annual Revenue for the relevant Earn-out Period, within thirty (30) days following the finalization of the Company’s annual financial statements for the relevant Earn-out Period (each, a “Revenue Certificate”). The Purchaser and/or the Company shall deliver the Revenue Certificate to the Seller’s Representative as soon as practicable after receipt from the accountants. The Annual Revenue as set forth in the Revenue Certificate shall be final and binding upon the parties hereto, absent manifest error.

(e)	The First Earn-out Payment and the Second Earn-out Payment, if any, shall be paid by the Purchaser and/or the Company as follows, unless otherwise agreed in writing between the Individual Sellers and the Purchaser: (A) up to fifty percent (50%) by wire transfer (as per the payment instructions details set out in the Consideration Allocation Certificate) of immediately available funds and (B) up to fifty percent (50%) by the issuance of additional Combined Company Common Stock. The number of additional Combined Company Common Stock will be calculated based on the thirty (30) day weighted average of the Combined Company Common Stock as traded on the Nasdaq Capital Markets prior to the relevant payment date.

2.9	Withholding

Notwithstanding any other provision of this Agreement to the contrary, as the Purchaser understands that no withholding is required, nonetheless, to the extent advised otherwise by its advisors, the Purchaser and its representatives (each a “Payor”), shall be entitled to deduct and withhold from any payment made pursuant to this Agreement such amounts as such Payor is required to deduct or withhold therefrom under the applicable Tax Laws, with respect to the making of such payment. To the extent that such amounts are so withheld by the Payor, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid; (ii) such withheld amounts shall be remitted by the relevant Payor, to the relevant Tax Governmental Authority; and (iii) the relevant Payor shall provide to the payee from which such amounts were withheld, written confirmation of the amount so withheld and its transfer to the applicable Governmental Authority.

3.	REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLER AND THE PURCHASED SHARES

Each Seller hereby severally represents and warrants to the Purchaser (and acknowledges that these representations and warranties were delivered to the Purchaser as an inducement to enter into this Agreement in reliance upon such representations and warranties), only with respect to itself, as of the date of this Agreement and as of the Closing Date, as follows:

3.1	Organization, Good Standing and Power

Such Seller, if an entity, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such Seller is organized.

3.2	Authority; Execution and Delivery; Enforceability

Such Seller has full power and authority to execute and deliver this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and to perform such Seller’s obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby and thereby. The execution, delivery and performance by such Seller of this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby and the consummation by such Seller of the Acquisition and the other transactions contemplated hereby, and performance by such Seller hereunder, have been, and in the case of documents required to be delivered at the Closing will be, duly authorized and approved by all necessary corporate action, and no further action is required in connection therewith. Such Seller has duly executed and delivered this Agreement, and will duly execute and deliver all other instruments and agreements to be executed and delivered by such Seller as contemplated hereby. This Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby constitute such Seller’s legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

3.3	No Conflicts; Consents

The execution and delivery by such Seller of this Agreement and all other instruments and agreements to be delivered by such Seller as contemplated hereby does not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, and the compliance by such Seller with the terms hereof and thereof, and performance by such Seller hereunder and thereunder, will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of prepayment, termination, cancellation or acceleration of any obligation or to loss of any benefit under, or result in the creation of any Lien upon any of the properties or assets of such Seller under, any provision of: (a) the governing documents of such Seller, in each case as amended to the date of this Agreement; (b) any Contract to which such Seller is a party or by which any of its properties or assets is bound; (c) any judgment applicable to such Seller or such Seller’s properties or assets; or (d) any applicable Law, other than, in the case of clauses (c) and (d) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an adverse effect on such Seller’s ability to consummate the Acquisition and the other transactions contemplated hereby. Except for the Relevant Antitrust Approvals, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained or made by or with respect to such Seller in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby.

3.4	Litigation

There are no Proceedings pending or, to any such Seller’s Knowledge, threatened, against such Seller which seeks to prevent or delay the consummation of the Acquisition and the other transactions contemplated hereby, or that would affect such Seller’s ability to consummate the Acquisition and the other transactions contemplated hereby, in any respect.

3.5	The Purchased Shares

The Purchased Shares constitute all of the issued and outstanding Equity Securities of the Company. Such Seller is the legal, record and beneficial owner of such Seller’s Relevant Purchased Shares set forth opposite such Seller’s name in Annex I, and has good and valid title to such Relevant Purchased Shares, in each case, free and clear of all Liens at Closing. All of such Seller’s Relevant Purchased Shares were acquired from third parties or the Company by such Seller in compliance with applicable Law. There is no outstanding Contract with any Person (other than this Agreement) to purchase, redeem or otherwise acquire any shares of the Company. The Relevant Purchased Shares of each Seller to be acquired by the Purchaser pursuant to this Agreement are not, or shall not be at the Closing Date, subject to any preemptive rights, rights of first refusal or any other third party rights with respect to the transfer of the Relevant Purchased Shares. Upon delivery to the Purchaser at the Closing of certificates representing such Seller’s Relevant Purchased Shares, together with related share transfer deeds and other necessary instruments of transfer fully executed by such Seller for transfer to the Purchaser, and upon such Seller’s receipt of such Seller’s Relevant Portion of the Closing Date Payment Amount good and valid title to such Seller’s Relevant Purchased Shares will pass to the Purchaser, free and clear of any Liens.

3.6	Solvency of the Seller and Related Matters

Such Seller is consummating the Acquisition and the other transactions contemplated hereby in good faith, for a legal and valid business reason, and not with any intent to hinder, delay or defraud any entity to which such Seller is, intends to be or believes that such Seller will become, indebted. Such Seller is receiving such Seller’s Relevant Portion of the Closing Date Payment Amount for the consummation of the Acquisition and the other transactions contemplated hereby, and has not thereby received less than reasonably equivalent value or fair consideration in exchange therefor. Both immediately prior to and immediately after the consummation of the Closing, such Seller has not incurred debts, does not intend to incur debts and does not believe that it has incurred debts that would reasonably be expected to have an adverse effect on such Seller’s ability to pay such debts as they mature.

3.7	Compliance with Anti-Bribery Law

No part of the payments received by such Seller, directly or indirectly, from any other party in connection with the Acquisition, will be used in contravention of the provisions of any Anti-Bribery Laws to which such Seller or any Group Member is subject.

3.8	Brokers or Finders

No broker, finder, agent or similar intermediary has acted for or on behalf of such Seller in connection with this Agreement or the transactions contemplated hereby and thereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with such Seller.

4.	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY AND THE GROUP

Except as set forth in the Disclosure Schedule, which shall be deemed to be a part of the representations and warranties made hereunder, each Individual Seller, hereby represents and warrants to the Purchaser (and acknowledges that these representations and warranties were delivered to the Purchaser as an inducement to enter into this Agreement in reliance upon such representations and warranties) with respect to the Company (the term “Company” shall include any Subsidiaries of the Company, mutatis mutandis, except where the context dictates otherwise) and the Group, as of the date of this Agreement and (unless otherwise specified) as of the Closing Date, as set out below.

The Individual Sellers make no representation and give no warranty to the Purchaser other than as specifically provided for in this Section 4.

The representations and warranties made by each Individual Seller in this Article 4 are subject to the modifications set forth in the Disclosure Schedule, and where properly disclosed therein, exempt the Individual Sellers from liability for a Loss resulting from a Triggering Event referred to in Section 9.1(a).

4.1	Organization, Good Standing and Qualification

(a)	Each Group Member is duly organized, validly existing and, where applicable, in good standing under the laws of its respective jurisdictions of organization. Schedule 4.1(a) of the Disclosure Schedule sets forth a true and complete list of the each of the Group Members, and each entity’s jurisdiction of organization. Each Group Member has the requisite corporate power and authority to own and operate its properties and assets and to carry on its businesses as presently conducted. Each Group Member is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its activities and properties makes such qualification necessary.

(b)	True, correct and complete copies of each Group Member’s organizational documents have been provided to counsel for the Purchaser. Schedule 4.1(b) of the Disclosure Schedule sets forth a list of the duly elected directors of each Group Member and the duly appointed officers of each Group Member.

4.2	Subsidiaries

(a)	Schedule 4.2(a) of the Disclosure Schedule lists all direct and indirect Subsidiaries of the Company and sets forth: (i) the type of legal entity, jurisdiction of incorporation or organization and the official registration number of each such Subsidiary; (ii) its registered office and registered agent; (iii) the directors for each Subsidiary, as of the date hereof; and (iv) the designation, par value and the number of all authorized, issued, outstanding and reserved Equity Securities for each Subsidiary and its respective registered shareholder.

(b)	All of the Company’s Subsidiaries are wholly owned by the Company, directly or indirectly (through another Subsidiary), and all of their Equity Securities are free and clear from any Liens. No person, other than the Company is entitled to any Equity Securities or voting rights in any Subsidiary. The Company does not own, directly or indirectly, any Equity Securities or voting interests in any company, partnership, joint venture, association or other person.

(c)	All of the issued and outstanding Equity Securities of each Subsidiary identified on Schedule 4.2(a) of the Disclosure Schedule is duly authorized, validly issued, fully paid and non-assessable.

(d)	No Group Member owns or Controls, directly or indirectly, any interest in any corporation, partnership, limited liability company, joint venture, trust, association or other business entity. None of the Group Members is a participant in any joint venture, partnership or similar arrangement. There are no restrictions that prevent or restrict the payment of dividends or other distributions by any of the Group Members other than those imposed by the laws of general applicability of such Group Member’s respective jurisdictions of organization.

4.3	Capitalization

Schedule 4.3 of the Disclosure Schedule sets forth all of the holders of the issued and outstanding Equity Securities of the Company and the number of Equity Securities held by each holder on a Fully Diluted Basis.

(a)	All issued and outstanding shares of each Group Member have been duly authorized and are validly issued, fully paid and non-assessable, and were issued in compliance with applicable laws. The Purchased Shares constitute all of the issued and outstanding equity interests of the Company. Immediately following the Closing, the Purchaser shall be the sole owner of all of the issued and outstanding share capital of the Company on a Fully Diluted Basis. Except as set forth in Schedule 4.3(a) of the Disclosure Schedule, the Company and the other Group Members have not adopted or entered into any option or other equity incentives or awards plan any deferred compensation agreement, bonus plan, incentive plan, profit sharing plan, retirement agreement or other employee compensation agreement, and neither the Company nor any other Group Member has issued or granted any options or other equity or incentive awards to its directors, officers, employees and/or other service providers.

(b)	Other than as set forth in Schedule 4.3(b) of the Disclosure Schedule, there are no outstanding or authorized options, stock appreciation, warrants, phantom stock, profit participation or similar rights, or other equity or voting interests in the Company. No stock plan, stock purchase, stock option or other agreement or understanding between the Company and any holder of any Equity Securities or rights to purchase Equity Securities provides for acceleration or other changes in the vesting provisions or other terms of such agreement or understanding as the result of (i) termination of employment or consulting services (whether actual or constructive); (ii) any merger, consolidated sale of stock or assets, change in Control or any other transaction(s) by the Company; or (iii) the occurrence of any other event or combination of events.

(c)	The Company has no obligation (contingent or otherwise) to (i) issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares, any evidences of Indebtedness of the Company; or (ii) purchase, redeem or otherwise acquire any shares or any interest therein or to pay any dividend or make any other distribution in respect thereof. The Company is not a party to or subject to any agreement or understanding (including irrevocable proxies), and there are no agreements or understandings between any Persons, which relate to the voting or giving of written consent with respect to any security of the Company or any other Group Member.

(d)	There are no agreements between the Company, on the one hand, and any Person, on the other hand, with respect to the sale of the Company’s Equity Securities (other than this Agreement). The Company does not have any authorized or outstanding bonds, capital notes debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the shareholders of the Company on any matter.

4.4	Authorization; Execution and Delivery; Enforceability

(a)	With the exception of the Business Combination, the Private Placement and the other transactions contemplated thereof, the Company and each applicable Group Member has all requisite power and authority to execute all instruments and agreements to be delivered by the Company and the Seller as contemplated hereby and to carry out and perform its obligations thereunder. All corporate and other action on the part of the Company (including approval by the Company’s shareholders and board of directors) and each applicable Group Member necessary for the authorization, execution, delivery and performance of all instruments and agreements to be delivered as contemplated hereby has been taken (and, for the avoidance of doubt, is within the Company’s and each applicable Group Member’s corporate power and authority) or will be taken prior to Closing.

(b)	The execution, and performance by the Company and each applicable Group Member of all instruments and agreements to be delivered by the Company as contemplated hereby, and performance by the Company and each Group Member thereunder, have been, and in the case of documents required to be delivered by the Sellers at the Closing will be, duly authorized and approved by all necessary corporate, or other, action, and no further action is required in connection therewith. All other instruments and agreements to be executed by the Company and each applicable Group Member as contemplated hereby constitute the Company’s and each applicable Group Member’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

(c)	Except for any Relevant Antitrust Approvals and Foreign Investment Clearance, no consent, approval, authorization, order, filing, registration or qualification of or with any court, Governmental Authority or third Person is required to be obtained or made by a Group Member in connection with the execution and delivery of this Agreement and, with the exception of the Business Combination, the Private Placement and the other transactions contemplated thereof, the execution and performance of all instruments and agreements contemplated hereby, and performance by such Group Member thereunder.

4.5	Compliance with Law and Other Instruments

(a)	None of the Group Members is in violation of any term of its respective governing documents, as amended to the date of this Agreement. Each Group Member is currently conducting its operations in compliance with all Laws applicable to the Group.

(b)	The execution and delivery of this Agreement and all other instruments and agreements to be delivered by the Company and the Sellers as contemplated hereby, the performance by the Company and each applicable Group Member of any actions pursuant to this Agreement, and consummation of the transactions contemplated by this Agreement do not, and shall not at the Closing Date, result in any violation of, or conflict with, or constitute a default (with or without notice or lapse of time, or both) under the Company’s or each applicable Group Member’s governing documents or any of the Material Contracts, nor result in the creation of any Lien, upon any of the properties or assets of any of the Group Members, or give to others any rights, including but not limited to rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this section, or to any of the properties of any of the Group Members, or otherwise require the consent or approval of any Person, which consent or approval has not heretofore been obtained or otherwise result in the suspension, revocation, impairment, forfeiture or non-renewal of any Permit, license, authorization or approval applicable to any of the Group Members, their businesses or any of their assets or properties, except in each case as would not be material to the Group.

4.6	Permits

Each Group Member has all federal, state, local and foreign franchises, permits, licenses, authorizations, certificates, rights, exemptions, variances, clearances, registrations, qualifications, authorizations and orders and any similar authority in France, the United States, the United Arab Emirates (Dubai) Singapore and Canada, any member of the European Union or any other applicable jurisdiction (collectively, the “Permits”), material to the conduct of its business as now being conducted by it. To the Individual Sellers’ Knowledge, the Group Members are in compliance in all respects with the terms and conditions of all Permits. The Sellers have delivered or made available to the Purchaser for inspection a true and correct copy of each material Permit obtained or possessed by the Group Members. All such Permits are valid and have not lapsed, been cancelled, terminated or withdrawn. No Proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any Permit is pending, or, to the Sellers’ Knowledge, threatened. No administrative or governmental action or Proceeding has been taken, or, to the Sellers’ Knowledge, threatened, in connection with the expiration, continuance or renewal of any such Permit.

4.7	Financial Statements

(a)	The Company and the Sellers have made available to the Purchaser the audited consolidated financial statements of the Company and each Group Member, as applicable, as set forth in Schedule 4.7(a) of the Disclosure Schedule, as of and for the fiscal years ended December 31, 2019 and December 31, 2018, and the unaudited, reviewed consolidated financial statements of the Company for the six (6) month period ending June 30, 2020 (collectively, the “Financial Statements”).

(b)	The Financial Statements (i) fairly present the financial condition and the results of operations of the Company and such applicable Group Member as of the respective dates of and for the periods referred to in such Financial Statements, all in accordance with French GAAP applied on a consistent basis throughout the periods involved and at the dates involved; and (ii) reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s and the applicable Group Member’s financial condition at the respective dates of the balance sheets contained in the Financial Statements and the results of operations for the periods ended on each balance sheet date.

(c)	Each Group Member maintains internal controls over financial reporting sufficient to provide assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with the GAAP applicable to such Group Member and to maintain asset accountability; and (iii) the recorded accountability for assets is compared with the existing assets and appropriate action is taken with respect to any differences. All of the accounting books and registers required by the Law have been duly kept by the Group Members, they are exhaustive and up to date, and they are in the possession of the Group Members. No written notice or request has been received to the effect that these books and registers are incorrect or must be rectified. None of the Group Members has Liabilities or Indebtedness, other than as set forth in the Financial Statements, in each case as of the respective date of such Financial Statements. None of the Group Members is a party to, or has any commitment to become a party to, any off balance sheet arrangement. All Financial Statements of each Group Members required to be filed with the relevant Governmental Authorities under applicable Laws have been made.

(d)	Each Group Member’s policies, principles, methods or procedures with respect to the maintenance of its working capital, including with respect to terms of credit and payment to suppliers and other accounts payable, collection and other payment terms with customers and distributors and other accounts receivable, have been consistently applied through the period covered by the Financial Statements other than inconsistencies which in the aggregate are not material to the business of the Group Members. Any financial projections, business plans or budgets provided by the Company or the Sellers to the Purchaser were reasonably prepared on a basis reflecting management’s reasonable estimates, assumptions and good faith judgments, at the time provided to the Purchaser, as to the future financial performance of the Group Members.

4.8	Changes

Except as set forth in Schedule 4.8 of the Disclosure Schedule, since the Balance Sheet Date and until the date hereof, the Group Members have operated in the ordinary course of business consistent with past practices (except for the actions taken in connection with the negotiation of this Agreement and the transactions contemplated hereby), and there has not been any:

(a)	amendment to organizational documents or any issuance, sale, grant, disposal or redemption of any Equity Securities of any Group Member;

(b)	material change in the financial conditions, assets, liabilities, profits or business other than changes in the ordinary course of business;

(c)	damage, destruction or loss (whether or not covered by insurance) or other event materially affecting the assets, properties or business of the Group Members;

(d)	material decrease in transactions between any of the Group Members and its material clients or suppliers nor any threat of such a decrease;

(e)	material change in the average time period necessary for the collection of receivables or payment of sums owed;

(f)	court, arbitral or administrative decisions rendered against any of the Group Members which may have an adverse effect on their financial position, assets, profits or business, or the settlement of any Proceeding or threatened Proceeding by a Group Member;

(g)	waiver by any Group Member of a material right or debt owed to any of them;

(h)	satisfaction or discharge of any Lien or claim or payment of any obligation by any Group Member except in the ordinary course of business and that is not individually or in the aggregate adverse to the assets, properties, financial condition, operating results or business of such Group Member, or in excess of €50,000 for each case, or €150,000 in the aggregate;

(i)	change in the accounting methods or accounting principles or practices employed by any Group Member, except as required by any concurrent changes in French GAAP;

(j)	change to the Group’s policies, principles, methods or procedures with respect to the maintenance of its working capital, including with respect to sales to customers and distributors, terms of credit and payment to suppliers and other accounts payable, collection and other payment terms with customers and distributors and other accounts receivable;

(k)	declaration or distribution of dividends;

(l)	incurrence of any Liability, debt or guarantee by any Group Member, not in the ordinary course of business other than accounts payable not due as of the date hereof or as of the Closing accrued in the ordinary course of business consistent with past practices;

(m)	sale or lease of, or imposition of a Lien over, any material asset of a Group Member other than in the ordinary course of business in accordance with past practice;

(n)	change, amendment or revocation of any Tax election, or filing of any amendment to a Tax Return or a request for a Tax refund, settlement of any claim or audit in respect of Taxes, agreement to extend any applicable statute of limitation or entry into a contractual obligation in respect of Taxes with any Governmental Authority by any Group Member;

(o)	action with respect to a liquidation, winding-up, freeze of proceedings, arrangement with creditors, receivership or other similar insolvency events by or with respect to any Group Member;

(p)	any resignation or termination of employment of any Key Employee;

(q)	any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder of any Group Member, other than changes in the ordinary course of business consistent with past practices;

(r)	any sale, assignment, exclusive license or transfer of any Company Intellectual Property;

(s)	any event, occurrence, development or state of circumstances or facts that has, had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect over any of the Group Members;

(t)	any application for or receipt of a Governmental Grant;

(u)	any arrangement or commitment by the Company to do any of the acts described in subsections (a) through (t).

4.9	Taxes

(a)	Each Group Member has submitted on time and in the required form, to the appropriate Governmental Authorities, and for all periods open for Tax audit or claims under the applicable statutes of limitation (as the same may be extended under applicable Laws) all of the Tax Returns. Each of these returns is accurate and true, does not contain any error or omission with regard to the Law applicable to Taxes and fully complies with the Law applicable to Taxes. Each Group Member complies and has always complied with the Law applicable to Taxes.

(b)	Each Group Member has properly established, holds and keeps at its disposal all of the documents which prove the information entered on the returns and in the documents referred to above as well as compliance with the Law applicable to Taxes, including those that could be requested by the tax authorities, in the formats required by the Law applicable to Taxes.

(c)	Each Group Member has duly paid the Taxes for which it is or has been liable (which Taxes were paid within the timeframes imposed by the Law) on or prior to the Closing Date. Each Group Member has duly paid all amounts owing to any government department or Governmental Authority, and no proceedings or other action with a view to calculating or recovering any additional Tax has/have been brought or is/are liable to be brought against any of the Group Members. All Taxes which may become due and which relate to any Tax period that ends on or prior to the Closing Date (or with respect to any Tax period that includes but does not end on the Closing Date, the portion of such Tax period ending with the Closing Date) have been properly reserved for in the Financial Statements.

(d)	None of the Group Members has been, is currently or has been informed that it might be the subject of any request for information, tax reassessment notice, audit or claim by the Governmental Authorities that deal with Taxes. No dispute involving any of the Group Members is currently pending in relation to any Tax. No circumstances are liable to lead to any such audit, reassessment or other dispute.

(e)	Except as set forth in Schedule 4.9(e) of the Disclosure Schedule, no agreement concerning Taxes has been entered into between any of the Group Members and the Governmental Authorities in the last ten years.

(f)	No tax sharing agreement, indemnity obligation or similar contract or arrangement has been entered into between any Group Member and the Sellers or any Affiliate of the Sellers.

(g)	Any condition, commitment or formality required, according to the Law applicable to Taxes and any individual ruling or agreement granted by any Governmental Authority, to benefit from an advantage with respect to Tax that has been claimed by any of the Group Members (included but not limited to a favorable Tax regime, whether optional or mandatory, or a Tax credit such as a research and development Tax credit or a refund of such Tax credit) have been duly met or made. The Group Members have complied with all material conditions set out in any ruling or favorable Tax regime applicable to them or granted by any Governmental Authority.

(h)	Except as set forth in Schedule 4.9(e) of the Disclosure Schedule, none of the Group Members has had the benefit, has the benefit or has requested the benefit of any Tax benefit (including a payment deferral or suspension), preferential tax treatment, aid, subsidy, financial assistance, investment support or other similar measure (such as a deduction or exemption, research tax credit, etc.), including in exchange for undertakings or obligations, or an additional tax liability borne or to be borne in the future.

(i)	No claim for Taxes has ever been made by a Governmental Authority in a jurisdiction where no Group Member files Tax Returns. None of the Group Members has a presence in any country which would require them to declare a local permanent establishment.

4.10	Title to Properties and Assets; Liens; Real Property

(a)	Each Group Member has good and valid title to all of the Real Property Leases, Real Property Assets and Tangible Property, in each case subject to no Lien other than (i) Liens for current taxes not yet due and payable; and (ii) Liens incurred in the ordinary course of business for obligations not past due. None of the Group Members is in default or breach of any material provision of any lease and holds a valid leasehold interest or license in the properties they lease, free and clear of any Liens, subject to the exceptions in clauses (i)-(ii) above.

(b)	The facilities, machinery, furniture, leasehold improvements, fixtures, vehicles structures, related capitalized terms and other tangible personal property used in the business of the Group (the “Tangible Property”) are in good operating condition, ordinary wear and tear excepted, and are adequate for the purposes for which they are presently being used. During the past five (5) years there has not been any significant interruption of the operations of the business of any Group Member due to inadequate maintenance of the Tangible Property.

(c)	Schedule 4.10(c) of the Disclosure Schedule contains (i) an accurate and complete list of all leases, subleases or other occupancy agreements relating to real property (collectively, the “Real Property Leases”) to which a Group Member is a party and sets forth the role of Group Member party thereto and the street address of such leased real property; and (ii) all real estate assets (including, without limitation, land, buildings, structures and installations legally characterized as a building) owned by each Group Member (the “Real Property Assets”) and summary description (name of the owner, nature of the asset, location and area). Each Group Member has sole, exclusive and unchallenged ownership of the Real Property Assets Each Real Property Lease is valid and binding and has not been terminated or repudiated. True and complete copies, including all amendments thereto, of such Real Property Leases have been delivered or made available to the Purchaser.

(d)	With respect to each Real Property Lease pursuant to which a Group Member is a lessee, such Group Member has valid leasehold interests in all leased real property described in each Real Property Lease, free and clear of any and all Liens and in each case the Group Member is not in default thereunder. All of the buildings, structures and appurtenances that are the subject of the Real Property Leases and Real Property Assets are in good operating condition (ordinary wear and tear excepted), and adequate for the purposes for which they are presently being used, in compliance with all regulatory or legislative requirements applicable to them. None of such buildings, structures or appurtenances that are the subject of the Real Property Leases (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any Law, or encroaches on any property owned by others in any manner. No condemnation proceeding is pending which would preclude or impair the use of any such property by any of the Group Members for the purposes for which it is currently used.

4.11	Litigation

Except as set forth in Schedule 4.11 of the Disclosure Schedule, there are no Proceedings pending, nor, to the Individual Sellers’ Knowledge, threatened, against any Group Member before any Governmental Authority. None of the Group Members or, to the Individual Sellers’ Knowledge, any of its officers, directors or employees in their capacity as such, is a party or subject to the provisions of any Order. There is no Proceeding initiated by any Group Member which is currently pending.

4.12	Products; Product Liability

(a)	There are no outstanding Proceedings or, to the Individual Sellers’ Knowledge, threatened, against any of the Group Members in connection with any alleged defect in the design, manufacture, materials or workmanship of any products manufactured, licensed, distributed, shipped, sold or delivered by or on behalf of any Group Member or any alleged failure to warn, or any alleged breach of implied warranties or representations, other than to the extent such Proceedings would be immaterial.

(b)	To the Sellers’ Knowledge, since January 1, 2015, there has not been any material Occurrence.

(c)	There has not been any Recall conducted with respect to any product developed, shipped, sold or delivered by or on behalf of any Group Member (a “Company Product”), or, to the Sellers’ Knowledge, any investigation or consideration of or decision made by any Person or Governmental Authority concerning whether to undertake or not undertake any Recall.

(d)	Each product manufactured, licensed, distributed, shipped, sold or delivered by or on behalf of any Group Member has been in conformity with all manufacturing standards applied, testing procedures used, and product specifications disclosed to customers by such Group Member and has complied in all material respects with all requirements established by any applicable Law or Order of any Governmental Authority.

4.13	Material Contracts

(a)	Schedule 4.13(a) of the Disclosure Schedule sets forth an accurate and complete list of the following Contracts (each a “Material Contract”, and collectively the “Material Contracts”) to which any Group Member is a party or by which any of them or any of their properties or assets are bound:

(i)	all Contracts with (A) obligations (contingent or otherwise) of a Group Member to a third party in excess of €100,000 during any twelve (12) month period, (B) payments to a Group Member by a third party in in excess of €100,000 during any twelve (12) month period (C) customers, distributors and suppliers listed in Schedule 4.17(a) of the Disclosure Schedule;

(ii)	all IP Licenses other than with respect to non-customized, commercially available off- the-shelf software products licensed only under standard end-user object code license agreements and having a one time or annual license fee payment of less than € 50,000;

(iii)	all Contracts affecting any Group Member’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products;

(iv)	all Contracts by and between any Group Member, on the one hand, and any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other Contract for use or distribution of the Company Products or services of any member of the Company Group, representing more than two percent (2%) of the concerned Group Member’s annual gross revenue;

(v)	all Contracts containing restrictions or limitations on any Group Member’s right to do business or compete anywhere in the world or in any field with any Person;

(vi)	all Contracts by and between any Group Member, on the one hand, and any current or former officer, director or shareholder, or other Affiliate, of any of the Group Members, on the other hand;

(vii)	all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of the shares or other equity interests of a Group Member;

(viii)	all Contracts relating to capital expenditures or other purchases of material, supplies, equipment or other assets or properties or services in excess of €100,000;

(ix)	all Contracts involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business) or advance to (other than travel and entertainment advances to the employees of any Group Member extended in the ordinary course of business and consistent with past practice), or investment in, any Person;

(x)	all Contracts involving Indebtedness to or by any of the Group Members or granting or evidencing a Lien by or on any property or asset of, a Group Member;

(xi)	any management service, consulting, financial advisory or any other similar type Contract and all Contracts with investment or commercial banks;

(xii)	all Contracts involving disposition or acquisition of assets or properties (other than for the sale of inventory of any Group Member entered into in the ordinary course of business) or any merger, consolidation or similar business combination transaction, whether or not enforceable;

(xiii)	all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging or joint development;

(xiv)	all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, claim or other dispute;

(xv)	all Contracts (A) with Key Employees; (B) requiring severance payments or payments upon a change-in-Control or termination of employment or services following a change-in-Control; and (C) all option, equity or equity-based plans and all incentive plans; and

(xvi)	all Contracts with any Governmental Authority.

(b)	True and correct copies of all of the Material Contracts, including all amendments, have been made available to the Purchaser. Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the concerned Group Member.

(c)	None of the Group Members is in breach of any such Material Contract, and no event has occurred, and no circumstance or condition exists, that will, or, to the Individual Sellers’ Knowledge, could reasonably be expected to: (i) result in a violation or breach of any of the provisions of any such Material Contract; (ii) give any Person the right to accelerate the maturity or performance of any such Material Contract or to otherwise require amendment of its terms; or (iii) gives any Person the right to cancel or terminate any Material Contract.

(d)	No Group Member has received any written notice or, to the Individual Sellers’ Knowledge, other communication regarding a violation or breach of, or default under, any Material Contract.

4.14	Intellectual Property

(a)	The Group or a Group Member solely and exclusively owns the Material Owned IP free and clear of all Liens, and each relevant Group Member has paid all application, maintenance, renewal and similar fees in respect of any registered Material Owned IP. Schedule 4.14(a) of the Disclosure Schedule sets forth a true and correct list of the Material Owned IP and specifies the relevant asset title, owner, jurisdiction, registration or application number, and issuance or filing date, for each scheduled asset as appropriate, and each such registration, filing, and issuance remains valid and enforceable and in full force and effect as of the Closing Date.

(b)	Except as set forth in Schedule 4.14(b) of the Disclosure Schedule, a Group Member solely and exclusively owns, or has the right to use pursuant to the IP Licenses, in each case, free and clear of all Liens, all of the Company Intellectual Property. The Company Intellectual Property constitutes all the Intellectual Property necessary to conduct the business of the Group as of the Closing Date, in the manner in which it is presently conducted.

(c)	None of the Group Members have received any written communication alleging that the operations of any of the Group Members, the Company Intellectual Property, or any product or service of a Group Member violates or infringes any Intellectual Property of any other Person or has violated or infringed such Intellectual Property. Neither the operations of any of the Group Members, the Company Intellectual Property, nor any product or service manufactured, distributed, marketed or sold by any Group Member, nor the use of such products, services or the Company Intellectual Property, violates or infringes any Intellectual Property of any other Person.

(d)	None of the Group Members has sent any written communication to any other Person alleging that the operations of that Person or any product or service manufactured, distributed, marketed or sold by that Person violate, infringe or misappropriate any of the Company Intellectual Property or has violated or infringed the Company Intellectual Property.

(e)	Except as stated in Schedule 4.14(e) of the Disclosure Schedule, there are no actions or litigations pending: (i) alleging any infringement or violation of the Intellectual Property of any other Person by a Group Member, the use of Company Intellectual Property, or any product or service manufactured, distributed, marketed or sold by any Group Member, (ii) challenging the ownership, use, validity or enforceability of any of the Company Intellectual Property; or (iii) alleging any infringement or violation by any other Person of any of the Company Intellectual Property.

(f)	Schedule 4.14(f)(a) of the Disclosure Schedule sets forth a complete and accurate list of all IP Licenses (other than with respect to non-customized, commercially available off-the-shelf software products licensed only under standard end-user object code license agreements and having a one time or annual license fee payment of less than €50,000, true and complete copies of which have been made available to the Purchaser). All of the IP Licenses are in writing, and are valid and binding upon the parties thereto and have not been terminated or repudiated. Except as stated in Schedule 4.14(f)(b), none of the Group Members is obligated to make any payments by way of royalties or fees to any owner or licensor of, or other claimant to, any Intellectual Property or other intangible asset, with respect to the use thereof or in connection with the conduct of its business as presently conducted.

(g)	The Intellectual Property that has been developed, or is currently being developed, by any employee or consultant of a Group Member is sole and exclusive property of the Group. The Group Members have secured valid written assignments of ownership from employees and consultants who contributed or are contributing to the creation or development of Company Intellectual Property that is owned by a Group Member, of the rights to such contributions that the Group Members do not already own by operation of law. The Group Members have taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property, including maintaining the secrecy and confidentiality of all Trade Secrets within the Company Intellectual Property.

(h)	There are no pending or, to the Sellers’ Knowledge, threatened, claims from current or former directors, employees or contractors of a Group Members in any jurisdiction for compensation or remuneration for inventions invented, copyright works created or any similar claim.

(i)	Schedule 4.14(i) of the Disclosure Schedule lists all Open Source Software that has been incorporated into, integrated with, combined with or linked to any Company Product or Materially Owned IP in any way, or from which any Company Product or Materially Owned IP was derived, and describes the manner in which each such Open Source Software was incorporated into, integrated with, combined with or linked to any such Company Product or Materially Owned IP (such description shall include whether (and, if so, how) the Open Source Software was modified, distributed, conveyed or licensed out by the Company or any of its subsidiaries). The Group has not used Open Source Software in any manner that would, with respect to any Company Product or any Materially Owned IP, (i) require its disclosure or distribution in source code form; (ii) require the licensing thereof for the purpose of making derivative works; (iii) impose any restriction on the consideration to be charged for the distribution thereof; (iv) create, or purport to create, obligations for the Company with respect to Materially Owned IP or grant, or purport to grant, to any third party, any rights or immunities under Materially Owned IP; or (v) impose any other material limitation, restriction or condition on the right of a Group Member with respect to its use or distribution. With respect to any Open Source Software that is or has been used by a Group Member in any way, the Company Group has been and is in compliance with all applicable licenses with respect thereto, and in no case does the use, modification or distribution of any Open Source Software, as made by the Company, gives rise, creates, or purports to create obligations under such license terms or agreement to any rights or immunities to any third parties under any Company Product or Materially Owned IP, including without limitation, any obligation to disclose or distribute any Company Product or Materially Owned IP in source code form, to license any such Company Product or Materially Owned IP for the purpose of making derivative works, to distribute any such Company Product or Materially Owned IP without charge or grant any license to any of the Intellectual Property rights embedded therein.

(j)	All of the IT Systems are owned by, or validly licensed, leased or supplied under IT Contracts to, a Group Member. All of the IT Systems are maintained and supported by a Group Member or by a third party under an IT Contract. No IT Systems are shared with or used by any other Person (other than a Group Member). The IT Systems operate and perform as currently required to conduct the business of the Group as currently conducted and as presently contemplated to be conducted following the Closing Date. The IT Systems do not contain any malicious code. Each Group Member has implemented and maintains industry standard or better back-up, security and disaster recovery technology consistent in all material respects with applicable regulatory standards and customary industry practice.

4.15	Employees and Corporate Officers

(a)	Schedule 4.15(a) of the Disclosure Schedule contains a complete and accurate list of the following information for each employee of the Group: job title, work location, date of hire, status, the type of agreement entered into (fixed term / permanent term / secondment agreements), current gross annual salary, bonuses, incentive compensation and other benefits.

(b)	Each Group Member complies with the Law, the applicable collective bargaining agreements, any company agreements, unilateral undertakings and usages whatsoever applicable to it, particularly as regards its employees, any non-salaried workers, any employees put at its disposal in the context of a loan of employment, seconded or expatriated employees, employee representative bodies, the URSSAF social security organization and pension schemes and mutual fund bodies, including (without limitation) those applicable to working hours, overtime, health and safety, pension and mutual fund guarantees, fair employment, equal opportunity or similar matters and has maintained suitable records regarding the service and terms and conditions of employment of each employee and former employee (on both individual and collective level). Each Group Member has duly submitted the required returns – which did not contain any errors or omissions – to the competent Governmental Authorities on time, as required by the Law; and each of these returns is true and accurate, and does not contain any error or omission. A list of all of the company-wide agreements entered into by the Group Member, applicable unilateral undertakings and usages is attached hereto as Schedule 4.15(b) of the Disclosure Schedule.

(c)	The employment contracts that are binding on each of the Group Members comply with the Laws in force and with the applicable collective bargaining agreements and collective agreements, and are performed by the parties on the applicable terms.. There is no dormant employment contract.

(d)	The collective bargaining agreement applicable within the Group Members is: Convention collective nationale des ingénieurs et des cadres de la métallurgie du 13 mars 1972. Etendue par arrêté du 27 avril 1973.

(e)	Save as stipulated in Schedule 4.15(e) and other than in the Ordinary Course of Business:

-	none of the Group Members agreed or received a request to agree a consensual termination, or informed any of its employees or non-salaried workers of the termination of their employment contract, either unilaterally or by joint agreement with the relevant employee; and

-	none of the Group Members has received notice of any resignation (or notice of the unilateral termination of any contract with a self-employed individual) from any employee.

(f)	No Group Member is currently in the process of hiring any employee, manager or corporate officer.

(g)	The foreign employees of the Group Member have all the valid documents, permits and authorizations permitting them to stay in the countries where the Group operates and to perform salaried work for the Group Member, and the Group Member have always duly submitted the required returns.

(h)	Each Group Member has duly paid all of the contributions payable in connection with all mutual fund and social security schemes and to all social security bodies.

(i)	The salaries, commissions, benefits whatsoever and benefits in kind and other remuneration or payments (including expense reimbursements) owing to the Group Members’ employees have been paid in full by each of the Group Members and are tax-deductible. The pension and employment/social security allowances (such as profit shares) payable now by any of the Group Members and the benefits in kind and other benefits granted to the employees, managers and/or corporate officers of any of the Group Members (including any company cars, etc.) for which any of the Group Members is liable now have been duly paid in full, adequately provisioned in the Financial Statements and/or booked as off-balance sheet commitments in the said Financial Statements.

(j)	There are no loans or guarantees made by the Group Members to or for the benefit of any of the employees or any persons connected with them.

(k)	None of the Group Members is a party to any employment or social security dispute with any of its employees or former employees, any union, any other employee organization and/or any competent Governmental Authority (including dispute with the social security authorities (“URSSAF”) and the labour Inspector). No employment or social security dispute is pending between any of the Group Members and any Governmental Authority, any union, any other employee organization, any independent contractor or non-salaried worker and/or any employee or former employee of the Group Members.

(l)	The pension plans, compulsory and optional profit-sharing agreements, company savings plans and mutual fund agreements of which the employees of each of the Group Member have the benefit are managed in accordance with the Law and applicable collective bargaining agreements. No obligation, other than statutory obligations, exists towards the Group Members’ employees in respect of pension. No employee of the Group Members benefits from a supplementary retirement scheme (“retraite chapeau”).

(m)	None of the Group Members uses the services of any commercial agent or sales representative, and as none of their employees or non-salaried workers are commercial agents or sales representatives. Likewise, the Group Members confirm that none of its employees has the status of travelling sales representative (for instance in France the so-called “Voyageurs- Représentants Placiers”).

(n)	None of the Group Members is contractually required to increase the remuneration, pensions and/or benefits of any employee, manager or corporate officer. None of the Group Members has made any undertaking not to terminate the office of or dismiss any employee, manager or corporate officer. None of the Group Members has granted any employee, manager or corporate officer any benefit that would fall due as a result of the Acquisition, with the exception of the proceeds of the sale of the Purchased Shares.

(o)	None of the Group Members is bound by any obligation whatsoever to former employees, including any obligation to pay salaries or compensation.

(p)	None of the Group Members’ current or former employees, non-salaried workers, managers or corporate officers have the benefit of any provisions, should their relationship with the relevant Group Member change or be terminated, that would require any of the Group Members to pay any amount higher than the amounts required by the Law and/or collective bargaining agreements.

(q)	All employees of the Company have been informed of their right to make an offer to buy the Company and have expressly waived such right in writing, in accordance with article L. 23-10- 7 et seq. of the French Commercial Code (Code de commerce).

4.16	Obligations to Related Parties

There are no Contracts or obligations between a Group Member, on the one hand, and officers, directors, shareholders (including the Sellers) or Affiliates of another Group Member (or to any member of his/her immediate family), on the other hand, other than (a) for payment of salary for services rendered; (b) reimbursement for reasonable expenses incurred on behalf of a Group Member; and (c) for other standard employee benefits made generally available to employees. None of the officers, directors or Key Employees of the Group or any members of their immediate families, is indebted to the Group or, to the Company’s Knowledge, has any direct or indirect ownership interest in any firm or corporation with which a Group Member is affiliated or with which the Group Member has a business relationship, or any firm or corporation that competes with the Group, other than passive investments in companies publicly traded (representing less than one percent (1%) of such company) which may compete with the Group. No officer, director, shareholder, or any member of their immediate families, or Affiliate of the Group is, directly or indirectly, interested in any Material Contract with a Group Member (other than such contracts as relate to any such Person’s ownership of equity securities of the Company).

4.17	Key Suppliers and Customers

(a)	Schedule 4.17(a) of the Disclosure Schedule sets forth the top ten (10) suppliers and the top ten (10) customers and/or distributors to whom a Group Member has paid consideration for goods or services rendered, or received consideration for goods or services rendered for the fiscal year ending December 31, 2019, or the fiscal year ending December 31, 2018. There has not been a significant decline in the commercial working relationship of the Group Members with each such of the supplier and customer (including distributors). None of the Group Members have received any written notice that any supplier or customer set forth in Schedule 4.17(a) of the Disclosure Schedule has ceased, or intends to cease, to supply goods or services to, or purchase goods or services from, as the case may be, a Group Member or to otherwise terminate or materially reduce its relationship with a Group Member.

(b)	All Contracts between the Company and any of its suppliers, customers, distributors, agents, licensees or franchisees have been entered into under normal market conditions and trade practices and in compliance with applicable Law.

(c)	No events or circumstances, other than those that may arise from the general economic situation which may affect the Company’s ability to supply their customers or be supplied by their suppliers have occurred or are about to occur. The Group is not reliant on any single customer, distributor or supplier.

4.18	Inventory

The inventories of the Group are in good and marketable condition, and are usable and of a quantity and quality saleable in the ordinary course of business consistent with past practices. The inventories of each Group Member set forth in the Financial Statements were properly stated therein in accordance with French GAAP, consistently applied. Adequate reserves have been reflected in the Financial Statements for obsolete, excess, damaged, slow-moving or otherwise unusable inventory, which reserves were calculated in a manner consistent with past practice and in accordance with French GAAP, consistently applied. The inventories of each Group Members constitute sufficient quantities for the normal operation of each product line in accordance with past practice of such product line.

4.19	Compliance with Anti-Bribery Law

(a)	None of the Group Members, nor any of its Affiliates, directors, officers, employees, or any holders of its equity securities or rights to purchase its equity securities (acting in such capacity), or third-party agents of affiliates acting on behalf of a Group Member, has (the following clauses (i)-(iv), collectively, the “Anti-Corruption Rules”):

(i)	made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, indirectly or through a third party, to or for the use or benefit of any Official for the purpose of (a) influencing any act, decision, or failure to act by an Official in his or her official capacity; or (b) inducing such Official to use his or her influence with any Governmental Authority to affect any act or decision of the Governmental Authority in order to obtain, retain, or direct business or secure an improper advantage;

(ii)	made, authorized, offered or promised to make any payment, gift or transfer of anything of value (including meals or entertainment), directly, indirectly or through a third party, to an Official or another individual in exchange for (or as a reward for) improper performance or lack of performance of a Governmental Authority function or activity or some other relevant function or activity;

(iii)	made, authorized, offered or promised to make any payment, gift or transfer of anything of value, directly, indirectly or through a third party, to anyone with reason to believe that all or part of the thing of value would be used for a type of payment, gift or transfer described in paragraph (a)(i) or (a)(ii) of this Section 4.19;

(iv)	requested, accepted or agreed to accept a financial or other advantage, either directly or through a third party, in exchange for (or as a reward for) improper performance of a relevant function or activity;

(v)	made, authorized, offered or promised to make any unlawful bribe, rebate, payoff, influence payment or kickback or has taken any other action that would violate any Anti-Bribery Law; or

(vi)	used funds or other assets, or made any promise of undertaking in such regard, for establishment or maintenance of a secret, unrecorded or improperly recorded fund.

(b)	Each Group Member maintains books, records, and accounts that, in reasonable detail, accurately and fairly reflect its transactions and dispositions of its assets, and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) its transactions are executed and its funds are expended in accordance with its management’s authorization; (ii) its transactions are recorded as necessary to permit preparation of its financial statements in conformity with French GAAP; and (iii) access to its assets is permitted in accordance with its management’s authorization.

(c)	No Group Member over the past five (5) years has been the subject of, is currently the subject of any past or current Action in connection with any Anti-Bribery Law, nor is there any pending Group voluntary disclosure to any Governmental Authority in connection with any Anti- Bribery Law.

(d)	The Group’s business is conducted in compliance with all Anti-Bribery Laws to which it is subject.

(e)	Each Group Member has implemented and enforced a compliance program and procedures that are reasonably effective at preventing and detecting violations of law and the requirements set forth in this Section 4.19.

4.20	Sanctions and Export Controls

(a)	Each Group Member is in compliance, and has complied, with Export Controls and Sanctions, respectively.

(b)	No Group Member, and no director, officer, employee, agent, consultant or other Person acting for or on behalf of a Group Member is a Restricted Party or is owned or controlled by or acting on behalf of a Restricted Party.

(c)	Over the past five (5) years, no Group Member and, to the Company’s Knowledge, no Persons acting for or on behalf of a Group Member, has engaged in, and is now engaged in, any dealings or transactions with a Restricted Party, or in any other transaction, that could reasonably be expected to result in any Party to this Agreement being in breach of any Sanctions.

(d)	No Group Member over the past five years has been the subject of, is currently the subject, of any past or current Action in connection with Sanctions or Export Controls, respectively, nor is there any pending Group voluntary disclosure to any Governmental Authority in connection with Sanctions or Export Controls, respectively.

(e)	Over the past five (5) years, none of the Group Members has received a written notice of any violation of Sanctions or Export Controls.

(f)	Each Group Member establishes and maintains a compliance program and reasonable internal controls and procedures designed to comply with the requirements of Sanctions and Export Controls.

4.21	Foreign Investment Clearance

(a)	No French Group Member holds a national defense secrecy accreditation.

(b)	None of the materials and equipment produced or marketed by the French Group Members constitute dual use goods within the meaning of the EU Regulation No. 428/2009, or military materials within the meaning of the French Defense Code.

4.22	Environmental Matters

The Group Members (i) are in compliance with the ISO 140001 standard and (ii) have always been satisfactory to their customers in the context of environmental audits carried out by their customers.

4.23	Insurance

(a)	Schedule 4.23(a) of the Disclosure Schedule sets forth an accurate and complete list all insurance policies maintained by, at the expense of or for the benefit of each Group member as of the date of this Agreement (the “Insurance Policies”). All such Insurances Policies are from reputable insurers and are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Group Members and provide relevant coverage of the Group as customary for the business and operations of the Group.

(b)	The Insurance Policies are in full force and effect and none of the Group Members or Seller is in default with respect to its payment obligations under any such Insurance Policies.

(c)	No Insurance Policy provides for any retrospective premium adjustment or other experience based liability on the part of any Group Member and none of the Group Members has received a written notice of cancellation or non-renewal of, any Insurance Policy.

(d)	Schedule 4.23(d) of the Disclosure Schedule sets forth an accurate and complete list of all pending claims and all claims made under the Insurance Policies. No insurer has refused to insure any of the Group Members in the last two (2) years.

4.24	Bank Accounts, Powers of Attorney

Schedule 4.24 of the Disclosure Schedules sets forth the following details of all bank accounts maintained by any Group Member with any financial institution: (i) the name of the bank or other financial institution at which such account is maintained; (ii) any loans and credit facilities obtained in such account and the balance thereof; (iii) the account number; (iv) the type of account; and (v) the names of all Persons who are authorized to act in the account and sign checks or other documents with respect to such account.

4.25	Brokers or Finders

No broker, finder, agent or similar intermediary has acted for or on behalf of a Group Member in connection with this Agreement or the transactions contemplated hereby and thereby, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement, arrangement or understanding with any Group Member.

4.26	Privacy and Data Security

(a)	The Company and the Sellers have provided to Purchaser true and correct copies of Data Privacy Laws related documents adopted by the Group Members in connection with their operations. To the Individual Sellers’ Knowledge, each Group Member has initiated several actions to comply with Data Privacy Laws.

(b)	To the Individual Sellers’ Knowledge, and except for the cyberattack suffered by the Company between January 17, 2021 and January 18, 2021, as described in the report of Access Ingénierie Informatique dated February 1, 2021 attached in Schedule 4.26(b)(i) of the Disclosure Schedule, for which (i) a complaint was filed (dépôt de plainte) by Mr. Carl Putman at the Gendarmerie Nationale – 20, rue du Presbytère – 69530 Brignais on January 18, 2021, (ii) a notification de violation de données personnelles was filed with the CNIL on February 4th, 2021 and (iii) and all corrective measures to be taken before the Closing Date pursuant to the corrective action plan attached in Schedule 4.26(b)(ii) of the Disclosure Schedule will be implemented before the Closing Date, there have not been any incidents of, or third party claims alleging, (i) Security Breaches, unauthorized access or unauthorized use of any the Group Members’ IT Systems; or (ii) loss, theft, unauthorized access or acquisition, modification, disclosure, corruption, or other misuse of any Personal Information in the Group Members’ possession, or other confidential data owned by the Group Members (or provided to the Group Members by their customers) in the Group Members’ possession. None of the Group Members has notified in writing, or to the Individual Sellers’ Knowledge, been required by applicable Law or a Governmental Authority to notify in writing, any Person of any Security Breach. To the Individual Sellers’ Knowledge, none of the Group Members has received any notice of any claims, investigations (including investigations by a Governmental Authority), or alleged violations of Laws with respect to Personal Information possessed by the Group Members.

4.27	Governmental Grants

(a)	Schedule 4.27(a) contains a complete and accurate list of the following information for each Governmental Grant that is currently in effect with respect to a Group Member: (i) the total amount of the benefits approved for and received by the applicable Group Member under such Governmental Grant and the total amount of the benefits available for future use by any Group Member under such Governmental Grant; (ii) the time period in which any Group Member received, or will be entitled to receive, benefits under such Governmental Grant; (iii) the type of revenues based on which royalty or other payments are required to be made under such Governmental Grant; (iv) the total amount of any payments made by the Group Member prior to the date of this Agreement with respect to such Governmental Grant; (v) a list of the Company Intellectual Property developed based on such Governmental Grants and products which incorporate such Company Intellectual Property; and (vi) any restrictions with respect to the use, sale, license, assignment, lease, transfer or securitization of any Company Intellectual Property listed in column (v) hereof or of manufacturing that contains any such Company Intellectual Property.

(b)	There are no pending applications for Government Grants by any Group Member. The Sellers have made available to the Purchaser accurate and complete copies of (i) all certificates of approvals and letters of approval (and supplements thereto) granted to the Group Members by the European Commission or by any other Governmental Authority in connection with a Governmental Grant, and any undertakings of a Group Member in connection with any Governmental Grant; and (ii) any other material documents relating to any Governmental Grant. Except for undertakings set forth in letters of approvals, provided under any applicable Law, there are no undertakings of any Group Member given in connection with any Governmental Grant. The Group Members are and have been in compliance, in all material respects, with the terms, conditions, requirements and criteria of any Governmental Grants (including any reporting requirements) and any applicable Laws in connection thereto, and have duly fulfilled the conditions, undertakings, reporting and other obligations relating thereto except for any non-material non-compliance or non-fulfillment that would not result in any material Liability or loss to the Group. To the Individual Sellers’ Knowledge, no event has occurred, and no circumstance or condition exists, that could reasonably be expected to give rise to (A) the annulment, revocation, withdrawal, suspension, cancellation, recapture or material modification of any Governmental Grant; (B) the imposition of any material limitation on any Governmental Grant or any material benefit available in connection with any Governmental Grant; (C) a requirement that a Group Member return or refund any material benefits provided under any Governmental Grant; or (D) an acceleration or increase of royalty payments obligation (including total royalty amount and royalty rate), or obligation to pay additional payments to any Governmental Authority other than ongoing royalty payments, in each case, in a material amount.

(c)	None of the Group Members has received any notice or other written communication from any Governmental Authority regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any Governmental Grant; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or material modification of any Governmental Grant. To the Individual Sellers’ Knowledge, no Group Member is under an audit regarding any Governmental Grant and there are no controversies or disputes with any such authority regarding any Governmental Grant.

(d)	The execution of this Agreement and the consummation of the transactions contemplated hereby (i) will not materially and adversely affect the ability of any Group Member to obtain the benefit of any Governmental Grant for the remaining duration thereof or require any recapture of any previously claimed incentive; and (ii) will not result in (A) the failure of any Group Member to comply with any of the terms, conditions, requirements and criteria of any Governmental Grant or any, applicable Laws or guidelines; or (B) any claim by any Governmental Authority or other person that a Group Member is required to return or refund, or that any Governmental Authority is entitled to recapture, any benefit provided under any Governmental Grant or that any Group Member is required to pay any other amount to any Governmental Authority or other person due to this Agreement and the other transactions contemplated by this Agreement. Except as disclosed in Schedule 4.27(a), there exists no prohibition or restriction by any Governmental Authority on the use, sale, license, assignment, lease, transfer or securitization of any Company Intellectual Property or any of the Group’s products in any jurisdiction in which a Group Member currently conducts or has conducted business or on the export, import or relocation of any such Company Intellectual Property Rights or any of the Group’s products from or to any jurisdiction.

4.28	Full Disclosure

The Company and the Sellers have provided the Purchaser with all information the Purchaser has requested (whether orally or in writing). Neither this Agreement (including the Schedules hereto) nor any certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading, in view of the circumstances in which they were made. The Individual Sellers are not aware of any fact that has specific application to the Sellers or the Group (other than general economic or industry conditions) and that materially adversely affects or, as far as the Individual Sellers can reasonably foresee, materially threatens the assets, business, prospects, financial condition, or results of operations of the Group that has not been set forth in this Agreement or the Disclosure Schedule.

4.29	No Implied Representations

Notwithstanding anything to the contrary contained herein (i) none of the Sellers, its Affiliates the Company, directors, employees or any other representative shall be deemed to make to the Purchaser or its Affiliates any representation or warranty other than as expressly made by the Sellers and the Company in Articles 3 and 4 of this Agreement, in the Disclosure Schedule and the other schedules attached to this Agreement and/or in any certificate furnished by the Company and/or the Sellers pursuant to this Agreement; and (ii) the Company and the Sellers disclaim, on behalf of the Company, the Sellers, and their respective Affiliates any other representations or warranties, whether made by the Company, the Sellers or any of their respective Affiliates or representatives or any other Person; and (iii) the Company and the Sellers disclaim, on behalf of the Company, the Sellers, and their respective Affiliates and representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to Purchaser or its Affiliates or representatives not contained in this Agreement, in the Disclosure Schedule and the other schedules attached to this Agreement and/or in any certificate furnished by the Company and/or the Sellers pursuant to this Agreement. The Sellers acknowledges and agrees that the Purchaser has based its decision to consummate the transactions contemplated hereby solely pursuant to the representations and warranties of the Sellers and the Company set forth in Articles 3 and 4, as modified by the Disclosure Schedule and no due diligence or other review process by the Purchaser or any disclosure by the Sellers or the Company (and not otherwise disclosed in the Disclosure Schedule in the manner set forth herein) shall in any way limit its rights to indemnification pursuant to Article 9. To the Purchaser’s Knowledge, as of the date hereof, the Purchaser has no known basis for filing a claim pursuant to Article 9.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Sellers (and acknowledges that these representations and warranties were delivered to the Sellers as an inducement to enter into this Agreement in reliance upon such representations and warranties), as of the date of this Agreement and (unless otherwise specified) as of the Closing Date, as follows:

5.1	Organization, Good Standing and Power

The Purchaser is duly organized, validly existing and in good standing and has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement.

5.2	Authority; Execution and Delivery; Enforceability

The Purchaser has full power and authority to, and have taken all corporate and other action necessary to, execute and deliver this Agreement and all other instruments and agreements to be delivered by the Purchaser, as the case may be, as contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the Acquisition and the other transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and all other instruments and agreements to be delivered by the Purchaser as contemplated hereby and the consummation by the Purchaser of the Acquisition and the other transactions contemplated hereby, and performance by the Purchaser hereunder, have been, and in the case of documents required to be delivered at the Closing will be, duly authorized and approved by all necessary corporate, or other, action, and no further action is required in connection therewith. The Purchaser has duly executed and delivered this Agreement, and will duly execute and deliver all other instruments and agreements to be executed and delivered by the Purchaser as contemplated hereby. This Agreement and all other instruments and agreements to be delivered by the Purchaser as contemplated hereby constitutes the Purchaser’s legal, valid and binding obligation, enforceable against it in accordance with its terms, except to the extent that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally, and by principles of equity regarding the availability of remedies (whether in a proceeding at law or in equity).

5.3	No Conflicts; Consents

The execution and delivery by the Purchaser of this Agreement and all other instruments and agreements to be delivered by the Purchaser as contemplated hereby does not, and the consummation of the Acquisition and the other transactions contemplated hereby and thereby, and the compliance by the Purchaser with the terms hereof and thereof, and performance by the Purchaser hereunder and thereunder, will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, any provision of: (a) the governing documents of the Purchaser as amended to the date of this Agreement; (b) any judgment applicable to the Purchaser or its properties or assets; or (c) any applicable Law, other than, in the case of clauses (b) and (c) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an adverse effect on the Purchaser’s ability to consummate the Acquisition and the other transactions contemplated hereby. Except for the filing of such notices as may be required under applicable securities laws, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained or made by or with respect to the Purchaser in connection with the execution, delivery and performance of this Agreement or the consummation of the Acquisition or the other transactions contemplated hereby.

5.4	Litigation

There is no Proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser which seeks to prevent or delay the consummation of the Acquisition and the other transactions contemplated hereby.

5.5	Investment Intent; Restricted Securities

The Purchaser is acquiring the Purchased Shares solely for the Purchaser’s own account, for investment purposes only, and not with a view to, or with any present intention of, reselling or otherwise distributing the Purchased Shares or dividing its participation herein with others.

5.6	Solvency of the Purchaser and Related Matters

The Purchaser is consummating the Acquisition and the other transactions contemplated hereby in good faith, for a legal and valid business reason, and not with any intent to hinder, delay or defraud any entity to which the Purchaser is, intends to be or believes that the Purchaser will become, indebted. The Purchaser is paying the Closing Date Payment for the consummation of the Acquisition and the other transactions contemplated hereby, and has not thereby paid more than reasonably equivalent value or fair consideration in exchange of the Purchased Shares subject to the adjustment and indemnification rights hereunder (including with respect to diminution of value). Both immediately prior to and immediately after the consummation of the Closing, the Purchaser has not incurred debts, does not intend to incur debts and does not believe that it has incurred debts that would reasonably be expected to have an adverse effect on the Purchaser’s ability to consummate the Acquisition and the other transactions contemplated hereby.

5.7	Compliance with Anti-Bribery Law

No part of the payments made by the Purchaser, directly or indirectly, to any party in connection with the Acquisition, will be made in contravention of the provisions of any Anti-Bribery Laws to which the Purchaser is subject.

5.8	Brokers or Finders

The Purchaser has not incurred, and will not incur, directly or indirectly, as a result of any action taken by the Purchaser, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or any of the transactions contemplated hereby except those to be paid entirely by the Purchaser.

6.	COVENANTS AND ADDITIONAL PROVISIONS.

6.1	Business Combination

(a)	The Purchaser contemplates, as promptly as practicable after the date of this Agreement: (i) entering into a business combination agreement pursuant to which a third party company listed on the NASDAQ Stock Market shall combine with the Purchaser (the “Combined Company”) with the Combined Company being a listed company and its shares of common stock traded on the NASDAQ Stock Market (the “Exchange Shares”); and (ii) having the Exchange Shares and shares of the Combined Company Common Stock issuable in connection with this Agreement approved for listing on the NASDAQ Stock Market (subject to official notice of issuance) ((i) and (ii) shall be referred as the “Business Combination”).

(b)	Notwithstanding the foregoing, and in connection with the consummation of the Business Combination, the Combined Company shall issue shares of the Combined Company in a private placement pursuant to subscription agreements in a customary form and at a price per share of the Combined Company Common Stock to be determined by the Combined Company and the investors therein (the “Private Placement” and the “PIPE PPS”, respectively).

(c)	With respect to the Business Combination, Private Placement and the listing of the Exchange Shares and Combined Company Common Stock or any other statement, filing, notice or application to be made by or on behalf of the Purchaser or Combined Company to any Governmental Authority or other third party in connection with any of the foregoing and any other transaction contemplated hereby, the Sellers and the Company will (i) cooperate with Purchaser, and its advisors, as requested by the Purchaser, and the Individual Sellers will receive information on the progress of the Business Combination at reasonable intervals and as reasonably requested; (ii) promptly furnish to the Purchaser all true, correct, and complete information (financial and otherwise) concerning the Company, the Group Members and its shareholders and such other matters as may be required or reasonably requested with the preparation of such materials; and (iii) deliver to the Purchaser such other instruments and documents, including, without limitation, any lock up agreements in customary form, as may be required in connection with the consummation of the transactions contemplated hereby. The Sellers and the Company further covenant and agree that the information to be furnished by them and their representatives will not, at the time that any registration statement on Form S-4 is filed with the U.S. Securities Commission (the “SEC”) in connection with the Business Combination (the “Registration Statement”) or any amendment or supplement thereto is filed with or submitted to the SEC or is first mailed to Purchaser or Combined Company shareholders, at the time of the Purchaser’s or Combined Company’s shareholders’ meeting relating to the Business Combination, cause the Registration Statement to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(d)	As promptly as reasonably practicable following the date of this Agreement, the Company will furnish to the Purchaser (i) audited financial statements for the years ended 2020 and 2019 (the “Company Audited Financial Statements”), and unaudited interim financial statements for each interim period completed prior to Closing that would be required to be included in the Registration Statement or any periodic report due prior to the Closing if the Company were subject to the periodic reporting requirements under the Securities Act of 1933, as amended or the Securities and Exchange Act of 1934, as amended (the “Company Interim Financial Statements”), each such Company Interim Financial Statements to be furnished to Purchaser no later than forty-five (45) days following the end of the interim period to which such Company Interim Financial Statements relate. Each of the Company Audited Financial Statements and the Company Interim Financial Statements will be suitable for inclusion in a Registration Statement and prepared, under coordination of the Purchaser, in accordance with US GAAP and US GAAS or PCAOB (it being specified that fifty percent (50%) of any related costs and expenses shall be paid by the Purchaser (or by the Company on the Purchaser’s behalf post-Closing), and fifty percent (50%) shall be paid by the Company (for the sake of clarification, such fifty percent (50%) to be paid by the Company shall be excluded from the calculation of the Closing Date Payment Amount)), as required, as applied on a consistent basis during the periods involved (except in each case as described in the notes thereto) and on that basis will present fairly, in all material respects, the financial position and the results of operations, changes in stockholders’ equity, and cash flows of the Company as of the dates of and for the periods referred to in the Company Audited Financial Statements or the Company Interim Financial Statements, as the case may be.

6.2	Conduct of Business

(a)	Except as expressly required by the terms of this Agreement, including in connection with the Business Combination and Listing, or as otherwise consented to in writing by the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Closing, the Sellers shall, and shall cause each Group Member to, conduct and operate the business of the Group (including its working capital and cash management practices) in the usual, regular and ordinary course of business in substantially the same manner as previously conducted and, to the extent consistent therewith, the Sellers shall use their commercially reasonable efforts to keep available the services of the Group’s officers and employees and keep intact the business of the Group and preserve the Group’s relationships with the customers, licensors, distributors vendors, and others with whom they deal. In addition (and without limiting the generality of the foregoing), the Sellers shall not permit the Group to do (or suffer to exist), any of the following with respect to the Group between the date hereof and the Closing Date without the prior written consent of the Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed):

(i)	amend or otherwise modify in any respect the organizational document of any Group Member;

(ii)	terminate or fail to exercise any right of renewal with respect to any material Permits contemplated by Sections 4.6;

(iii)	declare, pay or set aside any dividend or make any distribution (other than dividends or distributions by any Subsidiary of the Company to the Company or any other Subsidiary of the Company) (A) of Cash; or (B) with respect to, or reclassify, combine, split, subdivide or otherwise amend the terms of, or redeem, repurchase or otherwise acquire, directly or indirectly, any of its voting interests, equity or debt securities (or securities convertible into, or exercisable or exchangeable for equity or debt securities), or make any other change in the capital structure of any Group Member;

(iv)	either: (A) issue, sell, pledge, grant, transfer or otherwise dispose of (or authorize the issuance, sale, pledge, grant, transfer or other disposition); or (B) create, permit, allow or suffer to exist any Lien in respect of: (I) any shares or other ownership or voting interest in, a Group Member or any other securities convertible into or exchangeable or exercisable for any shares of a Group Member (or derivative securities thereof); or (II) any options, warrants or other rights of any kind to acquire any shares of a Group Member, or any other ownership or voting interest (including any phantom interest), of a Group Member;

(v)	hire, appoint or amend any employment contract (including the termination of an employment contract other than routine employee termination for cause), change the remuneration, the benefits in kind or any other individual or collective right of one or more management executives, employees, officers or any consultant of any of the Group Members other than in the ordinary course of business consistent with past practices;

(vi)	incur or assume any Indebtedness or guarantee any Indebtedness, or issue any debt securities, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or otherwise make any loans or advances;

(vii)	sell, transfer, lease, license or otherwise dispose of (A) any real or personal property or other assets of the Group (other than inventory in the ordinary course of business); or (B) any Company Intellectual Property, other than granting non-exclusive licenses to use the Company Intellectual Property to third parties who are providing services to a Group Member for the sole purpose of providing such services and where such license is not included in an agreement, if entered into as of the date hereof, would otherwise be a Material Contract;

(viii)	fail to timely pay any application, maintenance, renewal or similar fees that are due in respect of the registered or applied for Material Owned IP or otherwise allow any registered Material Owned IP to lapse;

(ix)	create any Lien that would have been required to be disclosed in Schedule 4.13(a) of the Disclosure Schedule if existing as of the date of this Agreement;

(x)	wind-up, dissolve or initiate, or cause to be initiated, any bankruptcy, insolvency or liquidation proceeding;

(xi)	make any payment or transfer any assets to, or enter into any contract with, the Seller or any Affiliate of the Seller;

(xii)	make any change with respect to any Group Member’s accounting practices, policies, principles, methods or procedures, including revenue recognition policies, other than as required by French GAAP or as required to comply with Section 6.1 above (such as applying US GAAP to the Group’s financial statements);

(xiii)	make any change to the Group’s policies, principles, methods or procedures with respect to the maintenance of its working capital, including with respect to levels of inventory and the obsolescence thereof, terms of credit and payment to suppliers and other accounts payable, collection and other payment terms with customers and distributors and other accounts receivable;

(xiv)	make, revoke or change any Tax election, adopt or change any Tax accounting method, practice or period, grant or request a waiver or extension of any limitation on the period for audit and examination or assessment and collection of Tax, file any amended Tax Return or settle or compromise any contested Tax liability;

(xv)	whether by merger, consolidation, reorganization, acquisition of stock or assets, license or otherwise, in a single transaction or a series of related transactions, acquire any interest in any Person or any division thereof, or enter into any contract, letter of intent or similar arrangement (whether or not enforceable) with respect to the foregoing;

(xvi)	amend, modify, terminate, cancel or request any modification or amendment to, or agree to any of the foregoing in respect of any Material Contract, or enter into any contract that would, if entered into as of the date hereof, be a Material Contract (other than non-exclusive licenses permitted under Section 6.2(a)(vii)(B));

(xvii)	except as required by French GAAP or US GAAP, revalue any of its assets (including without limitation writing down the value of inventory or writing-off notes or accounts receivable) other than in the ordinary course of business;

(xviii)	form a Subsidiary or otherwise make any modifications or changes to the organizational structure of the Group;

(xix)	pay, discharge, settle or satisfy any actions, claims, litigation, arbitration or Liabilities (including with respect to any of the matters set forth in Schedule 4.11 of the Disclosure Schedule), other than payments, discharges, settlements or satisfactions in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements;

(xx)	make any loans, advances or capital contributions to, or investments in, any other Person, other than loans, advances or capital contributions to the Company or any Group Member, to any direct or indirect Subsidiary of the Company;

(xxi)	accelerate or defer any material obligation or payment by a Group Member, or fail to pay any accounts payable or other obligations of a Group Member when due, unless contested in good faith;

(xxii)	fail to keep in full force and effect, supplement, restate or amend, or waive any rights under, the Insurance Policies, or reduce the amount of any insurance coverage provided by any Insurance Policy or agree to settle any claim under any of the Group’s existing Insurance Policies;

(xxiii)	discontinue any line of business or part thereof;

(xxiv)	file with, communicate, or apply to, any Governmental Authority, other than in the ordinary course of business and consistent with past practice or as otherwise explicitly provided hereunder;

(xxv)	except than in the ordinary course of business, enter any Contract that restricts the conduct of the business of a Group Member, such as exclusivity, commitment to minimum purchase levels, non-compete or purchasing from a single source;

(xxvi)	enter any agreements or take any actions which are listed in Section 4.8; or

(xxvii)	enter into any contract or commit or agree (whether or not such contract, commitment or agreement is legally binding) to do any of the foregoing.

(b)	The Sellers shall promptly advise the Purchaser in writing upon learning of the occurrence of any matter or event that is in violation of Section 6.2(a).

(c)	The Seller shall keep, or cause each Group Member to keep, all insurance policies currently maintained with respect to the Group and its respective assets and properties, or suitable replacements or renewals, in full force and effect through the close of business on the Closing Date.

6.3	No Solicitation of Other Bids

From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article 8, the Sellers shall not, and shall not authorize or permit any Group Member or its respective Affiliates or any of their respective representatives to, directly or indirectly: (i) approve, encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Sellers shall immediately cease and cause to be terminated and shall cause each Group Member and its respective Affiliates and any of their respective representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to an Acquisition Proposal. The Sellers will notify the Purchaser, as soon as practicable, if any Person makes any proposal, offer, inquiry to, or contact with, any Seller or a Group Member, as the case may be, with respect to an Acquisition Proposal and shall describe in reasonable detail the identity of any such Person and, the substance and material terms of any such contact and the material terms of any such proposal. The Sellers shall, and shall direct each Group Member and its and their respective representatives to, request the return of any due diligence materials provided to any Persons (other than the Purchaser and its Affiliates and representatives) in connection with any potential Acquisition Proposal.

6.4	Access to Information; Notice of Certain Events

(a)	From the date hereof until the Closing, the Sellers shall and cause the Company to procure that each Group Member to, (i) afford the Purchaser and its representatives with the opportunity to, at the Purchaser’s expense, visit and inspect each Group Member’s properties; (ii) examine the books of account and records of each Group Member; and (iii) discuss the Group’s affairs, finances and accounts with each Group Member’s officers and employees, all at such reasonable times as may be requested by the Purchaser so as not to unreasonably interfere with the Group’s business and operations, during the Sellers’ or the Company’s normal business hours and upon reasonable notice; provided that the Sellers shall not be obligated to provide access to any information that the Sellers determines in good faith and in consultation with its outside legal counsel would reasonably be expected to result in the loss of any attorney-client or other privilege, or would result in a violation of applicable law.

(b)	From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article 8, each of the Sellers and the Company shall promptly notify the Purchaser of:

(i)	any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, a Material Adverse Effect; (B) has resulted in any (1) representation or warranty made by the Sellers or the Company hereunder not being true and correct or (2) any covenant of the Sellers or the Company to have been breached; or (C) has resulted in, or would reasonably be expected to have, the failure of any of the conditions set forth in Section 7.2 to be satisfied;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii)	any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(iv)	any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default under any Material Contract; and

(v)	any actions commenced against, relating to or involving or otherwise affecting the Sellers or the Group that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.11 or that relates to the consummation of the transactions contemplated by this Agreement.

(c)	From the date hereof until the earlier of the Closing or the termination of this Agreement pursuant to Article 8, the Company undertakes to hire at its own and exclusive costs up to a maximum of €20,000 a computer expert (expert informatique) approved by the Individual Sellers and the Purchaser, it being specified that all costs related to the computer expert shall have no impact on the Purchase Price, in order to conduct investigations for the purpose of determining:

(i)	the scope of the cyberattack described in Schedule 4.8(c) of the Disclosure Schedule, based on a distinction per type of data potentially compromised; and

(ii)	based on such distinction, the causes, risks and adequacy of the corrective security measures implemented by the Company in relation to.

6.5	Commercially Reasonable Efforts

From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article 8, each Party hereto shall, and the Sellers shall cause each Group Member to, use commercially reasonable efforts to resolve any purported claims by holders of a right with respect to the Purchased Shares and take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, approvals of any Governmental Authorities and parties to contracts with the Group Members as are necessary for consummation of the transactions contemplated by this Agreement and to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article 7.

6.6	Governmental Approvals and Consents

Without limiting the generality of Section 6.5:

(a)	In connection with the efforts referenced in Section 6.5 and this Section 6.6 to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement, and each of the Parties shall use commercially reasonable efforts to (i) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other parties informed in all material respects of any material communication received by such party from, or given by such party to, any Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case, regarding any of the transactions contemplated hereby; and (iii) to the extent permitted by law, permit the other party to review any material communication given to it by, and, to the extent practicable, consult with each other in advance of any meeting or conference with, any Governmental Authority, including in connection with any proceeding by a private party. The foregoing obligations in this Section 6.6 shall be subject to the confidentiality obligations under Section 6.9 below and any attorney-client, work product or other privilege.

(b)	Without limiting the generality of Section 6.6(a), if any objections are asserted or if any suit is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby, then each of the Purchaser and the Sellers will promptly take and use its commercially reasonable efforts to pursue all actions necessary to eliminate any concerns on the part of, or to satisfy any conditions imposed by, any Governmental Authority with jurisdiction over the enforcement of any applicable Law regarding the legality of the Purchaser’s acquisition of all or any portion of the Purchased Shares and each of the Parties will otherwise use its commercially reasonable efforts to resolve such objections or challenges as such Governmental Authority or private party may have to such transactions, including to vacate, lift, reverse or overturn any order, whether temporary, preliminary or permanent, so as to permit consummation of the transactions contemplated by this Agreement as soon as practicable. Notwithstanding anything in this Agreement to the contrary, the Purchaser and its Affiliates shall have no obligation to: (i) sell, divest, or otherwise convey (or otherwise agree to) any material amount of assets, categories, portions or parts of assets or businesses of the Group or the Purchaser or its Affiliates; (ii) license, hold separate or enter into similar arrangements with respect to any material amount of assets of the Group, or the Purchaser or its Affiliates; or (iii) materially alter, modify, terminate or cancel any existing material relationships, contracts, rights, obligations, policies or practices of the Group or the Purchaser or its Affiliates, as a condition to obtaining any such Governmental Authority approvals or otherwise.

6.7	Public Announcements

No Party shall make any public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any media without the prior written consent of the other Party, unless required by applicable law or regulations of any applicable stock exchange.

6.8	Further Assurances

Subject to Section 6.5 and Section 6.6, each Party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

6.9	Tax Matters

(a)	With respect to any Tax period of a Group Member that includes, but does not end on the Closing Date (a “Straddle Period”) the amount of any (i) Taxes based on or measured by income, receipts or payroll; (ii) withholding Taxes; and (iii) value-added Taxes, in each case of a Group Member for the Pre-Closing Tax Period shall be determined, for the purposes of calculating the Net Working Capital, based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Group Members for the Straddle Period that relates to the Pre-Closing Tax Period shall equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the portion of the period that ends on the Closing Date and the denominator of which is the number of days in the entire period (the “Pre-Closing Tax Period”).

(b)	The Individual Sellers and the Purchaser shall cooperate, and shall cause their Affiliates, officers, employees, agents, auditors and representative to cooperate, as reasonably required to prepare and to file all Tax Returns of the Group Members for any Straddle Period and all taxable periods ending on or before the Closing Date, the filing of which is due after the Closing Date.

(c)	The Purchaser expressly agrees to bear any transfer tax or stamp tax duty (or similar) in respect of the acquisition of the Purchased Shares (as referred to article 726 under the French Code Général des Impôts).

6.10	Confidentiality

Each Seller acknowledges that it is in possession of non-public information concerning or relating to the business or financial affairs of the Group Members (“Confidential Material”). Each Seller shall, and shall cause its Affiliates and representatives to, keep confidential and not divulge or make accessible to anyone all or any portion of such Confidential Material, except (i) to its advisors in such capacity as required to perform its obligations hereunder (it being understood that such Seller shall be responsible for any disclosure by any such Person not permitted by this Agreement); (ii) if requested or required by Law (subject to the conditions and limitation set forth in this Section 6.9); or (ii) with the prior written consent of the other party, and will use such Confidential Material solely for the purpose of consummating the transactions contemplated by this Agreement and for no other purpose; provided that the Group Members may also use the Confidential Material for the purpose of operating their respective businesses in the ordinary course. If any Seller or any of its respective Affiliates or representatives are requested or required to disclose (after such Seller has used its commercially reasonable efforts to avoid such disclosure and after promptly advising and consulting with the Purchaser about such Seller’s intention to make, and the proposed contents of, such disclosure) any of the Confidential Material (whether by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process), such Seller shall, or shall cause such Affiliate or representative, to provide the Purchaser with prompt written notice of such request so that the Purchaser may seek an appropriate protective order or other appropriate remedy. At any time that such protective order or remedy has not been obtained, such Seller or such Affiliate or representative may disclose only that portion of the Confidential Material which such Person is legally required to disclose or of which disclosure is required to avoid sanction for contempt or any similar sanction, and such Seller shall exercise its commercially reasonable efforts to obtain assurance that confidential treatment will be accorded to such Confidential Material so disclosed. Each Seller acknowledges that the Purchaser may provide any and all information of the Company, including this Agreement, to potential investors in the Private Placement and their representatives, provided that they are bound by a written agreement (or regulatory requirements) to abide by all the obligations concerning such information, and each Seller further agrees that any information which is required to be included in any prospectus or other public filing (including this Agreement), including of the Combined Company, may be disclosed by the Purchaser as required by applicable law and advised by the Purchaser’s advisors. Further, the Company and each Seller acknowledge and agree that they are aware, and that their respective Affiliates are aware (and each of their respective representatives is aware or, upon receipt of any material non-public information, will be advised) of the restrictions imposed by U.S. federal securities Laws, including the rules and regulations of the SEC and Nasdaq Stock Market promulgated thereunder or otherwise, and other applicable foreign and domestic Laws on a Person possessing material non-public information about a publicly traded company. The Company and each Seller hereby agree that, while it is in possession of such material non-public information, it shall not purchase or sell any securities of the Combined Company (other than to engage in the transactions in accordance with Article 2 and Article 6 of this Agreement), communicate such information to any third party, take any other action with respect to the Combined Company in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

6.11	Non-Competition; Non-Interference

(a)	In consideration of the purchase of the Relevant Purchased Shares by the Purchaser, from the date of this Agreement until the third (3rd) year anniversary following the Closing Date, each Seller shall not, and shall cause its Affiliates not to (it being expressly specified that IDInvest and its Affiliates shall not be bound by the non-competition undertaking provided in paragraph (i) of this Section 6.11(a)):

(i)	within any jurisdiction or marketing area in which a Group Member or its Affiliates are doing business, directly or indirectly own, manage, operate, control, be employed by, provide services to, consult for or participate in the ownership, management, operation or control of, or be connected in any manner with, any business of the type and character engaged in by the Group Member or its Affiliates. For these purposes, ownership of securities of two percent (2%) or less of any class of securities of a public company shall not be considered to be competition with a Group Member or its Affiliates;

(ii)	persuade or attempt to persuade any potential customer or client to which a Group Member has made a presentation, or with which a Group Member has had discussions, not to enter into a commercial relationship with such Group Member, or to enter into a commercial relationship with another company; or

(iii)	solicit for any Seller or any Person other than a Group Member the business of any Person which is a customer or client of any Group Member, or was its customer or client within the five (5) year period prior to the date of this Agreement or in any way interfere with the relationship between a Group Member and any such Person or business relationship (including making any negative or disparaging statements or communications about the Group).

(b)	It is the desire and intent of the parties to this Agreement that the provisions of this Section 6.11 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 6.11 shall be adjudicated to be invalid or unenforceable, this Section 6.11 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 6.11 in the particular jurisdiction in which such adjudication is made.

(c)	The Parties recognize that the performance of the obligations under this Section 6.11 by each of the Sellers is special, unique and extraordinary in character, and that in the event of the breach by the Seller of the terms and conditions of this Section 6.11, the Purchaser shall be entitled, if they so elect, to obtain damages for any breach of this Section 6.11, or to enforce the specific performance thereof by each of the Sellers or to enjoin such Seller or its respective Affiliates from performing services for any Person.

6.12	Non-Solicitation of Employees

(a)	From the date of this Agreement until the third (3rd) year anniversary following the Closing Date (the “Non-Solicit Period”), each Seller shall not, and shall cause its respective Affiliates not to hire or knowingly solicit for employment any employee of the Group; provided that this paragraph shall not preclude each Seller or its respective Affiliates from soliciting for employment or hiring any such employee who responds to a general solicitation through a public medium or general or mass mailing by or on behalf of such Seller or any of its respective Affiliates that is not targeted at employees of the Group.

(b)	From and after the Closing Date, each Seller shall not, and shall cause its respective Affiliates not to, for a period ending upon the expiration of the Non-Solicit Period, in any way employ or engage any person who is currently employed or engaged either as an employee or Contractor by any Group Member or was employed or engaged in the twelve (12) month period prior hereto.

(c)	It is the desire and intent of the Parties to this Agreement that the provisions of this Section 6.12 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provisions or portion of this Section 6.12 shall be adjudicated to be invalid or unenforceable, this Section 6.12 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable, such amendment to apply only with respect to the operation of this Section 6.12 in the particular jurisdiction in which such adjudication is made.

(d)	The Parties recognize that the performance of the obligations under this Section 6.12 by the Sellers is special, unique and extraordinary in character, and that in the event of the breach by the Seller of the terms and conditions of this Section 6.12 to be performed by the Sellers, the Purchaser and the Company shall be entitled, if they so elect, to obtain damages for any breach of this Section 6.12, or to enforce the specific performance thereof by the Sellers or to enjoin any employees of the Sellers or their respective Affiliates from performing services for any Person.

6.13	Operation of the Group as from the Completion Date and Post-Closing Incentives Plan

(a)	The Purchaser on the one hand, and the Individual Sellers, on the other hand, hereby agree that the Group shall, at any time from and after the Closing Date, be managed with a view to achieving the success of the Combined Company and the Group, taken as a whole. In addition, it is agreed that the Group shall be managed by Mr. Carl Putman, as the Chairman (Président), with the assistance of Ms. Catherine Robin, as the Managing Director (Directeur Général) of the Company, in 2021 and in 2022: (i) as regards 2021, in accordance with the 2021 Budget attached hereto as Schedule 6.13(i) (the “2021 Budget”), (ii) as regards 2022, in accordance with the 2022 Budget attached hereto as Schedule 6.13(ii) (the “2022 Budget”, and collectively with the 2021 Budget, the “Budget”). Any amendment to the Budget shall be decided by the supervisory board of the Company. For any actions outside of the Budget, approval of the supervisory board of the Company shall be required.

(b)	The supervisory board of the Company shall be comprised of four (4) members, including (i) two members appointed by the Purchaser including the chairman of the supervisory board and (ii) two members appointed by the Individual Sellers including Mr. Carl Putman. The chairman of the supervisory board shall have two votes and the three other members shall have one vote each. To the extent possible, each Subsidiary shall be managed by the Company as Chairman (Président).

(c)	It is expressly agreed between the Parties that upon the occurrence of any Acceleration Event (as defined below) the full amount of Earn-out Amounts not paid at such date shall be all accelerated and become due and payable within fifteen (15) days following occurrence of such Acceleration Event. For purposes hereof, “Acceleration Event” shall mean the occurrence of any of the following events: (i) a decision of the supervisory board of the Company to materially amend the Budget taken without the positive vote of Mr. Carl Putman; or (ii) the dismissal of Mr. Carl Putman by the Company other than for Fair Grounds.

(d)	No later than two (2) months after the Closing, the Combined Company shall approve (subject to the relevant corporate approvals required) a new equity incentives plan or an addition to the Purchaser’s current equity incentives plan pursuant to which the Combined Company shall issue equity awards to its directors, officers and employees (the “Equity Incentives Plan”). The Equity Incentives Plan when approved shall include the issuance of equity awards (whether options, restricted stock, restricted stock units or other form of equity award, the “Equity Awards”)) to the Sellers and certain employees of the Company, based on the thirty (30) day weighted average of the Combined Company Common Stock as traded on the Nasdaq Capital Markets immediately prior to the date of grant or allocation (the “Grant Price”), as follows:

(i)	To Mr. Carl Putman: Equity Awards based on the Grant Price in an amount equal to:

1.	from the Closing Date until the second (2nd) year anniversary following the Closing Date: representing fifty percent (50%) of his current gross annual salary; and

2.	from the second (2nd) year anniversary following the Closing Date until the third (3rd) year anniversary following the Closing Date: representing one hundred percent (100%) of his current gross annual salary.

(ii)	To Ms. Catherine Robin:

1.	from the Closing Date until the second (2nd) year anniversary following the Closing Date: representing fifty percent (50%) of her current gross annual salary,

2.	from the second (2nd) year anniversary following the Closing Date until the third (3rd) year anniversary following the Closing Date: representing one hundred percent (100%) of her current gross annual salary;

(iii)	To the Key Personnel as stated in Schedule 6.13(d)(iii).

(iv)	The Equity Awards of Mr. Carl Putman and Ms. Catherine Robin shall vest as follows:

A.	with respect to the Equity Awards granted pursuant to (i)1 and (ii)1 above, twenty-five percent (25%) shall vest upon the first (1st) and second (2nd) anniversaries of the grant, and fifty percent (50%) shall vest on the third (3rd) anniversary of the grant; and

B.	with respect to the Equity Awards granted pursuant to (i)2 and (ii)2 above, fifty percent (50%) shall vest upon the grant thereof, and fifty percent (50%) shall vest upon first (1st) anniversary of the grant, it being specified that fifty percent (50%) of each participant’s vesting referred to in this paragraph B shall be subject to the additional achievement of certain operational goals of the Combined Company to be previously agreed with the Individual Sellers, as shall be set forth in the grant agreements to be signed in connection with the grant of the Equity Awards.

(v)	The Equity Awards of the Key Personnel shall vest over a period of three (3) years such that one-third (1/3) of each participants relevant Equity Awards shall vest on each of the first (1st), second (2nd) and third (3rd) anniversary of the date of grant. In addition, fifty percent (50%) of each participant’s vesting upon the aforementioned dates shall be subject to the additional achievement of certain operational goals of the Combined Company to be previously agreed with the Individual Sellers, as shall be set forth in the grant agreements to be signed in connection with the grant of the Equity Awards.

7.	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligations

The obligations of each party to consummate the Acquisition and the other transactions contemplated hereby are subject to the satisfaction (or written waiver by each of the parties) on or prior to the Closing Date of each of the following conditions:

(a)	No Injunctions or Restraints. No applicable Law or Order enacted, entered, promulgated, enforced or issued by any Governmental Authority preventing or impairing the consummation of the Acquisition or of the other transactions contemplated hereby shall be in effect.

(b)	Absence of Proceedings. There shall not be pending any Proceeding challenging or seeking to restrain or prohibit the Acquisition or any other transaction contemplated hereby.

(c)	Effective Business Combination and Closing of the Private Placement. (i) The Business Combination shall have become effective immediately prior to or simultaneous with the Closing; and (ii) the Private Placement shall have closed in accordance with its terms (other than the Closing of the Acquisition and Business Combination, to the extent such is a closing condition thereof), and no stop order suspending the effectiveness of the relevant registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Governmental Authority and no similar proceeding in respect of the Private Placement shall have been initiated or threatened by the SEC or any Governmental Authority.

(d)	Listing. The Combined Company Common Stock to be issued pursuant to this Agreement shall have been approved for listing (subject to official notice of issuance) on the NASDAQ Capital Market or NASDAQ Global Market.

(e)	Authorization and Listing Requirements. The Exchange Shares issuable in connection with the Business Combination shall be duly authorized by the board of directors of the Combined Company and its Organizational Documents. The Exchange Shares issuable in connection with the Business Combination shall have been approved for listing on the Nasdaq Stock Market (subject to official notice of issuance) and to the extent required by Nasdaq Marketplace Rule 5110, an initial NASDAQ listing application shall have been conditionally approved prior to the Effective Time.

(f)	Governmental Approvals and Consents.

(i)	To the extent applicable, the Purchaser shall have received the Foreign Investment Clearance.

(ii)	There shall not be in force any injunction or order of any court of competent jurisdiction enjoining or prohibiting the Acquisition.

7.2	Conditions to Obligation of the Purchaser

The obligation of the Purchaser to purchase and pay for the Purchased Shares and consummate the Acquisition and other transactions contemplated hereby is subject to the satisfaction (or written waiver by the Purchaser) on or prior to the Closing Date of the following additional conditions:

(a)	Representations and Warranties. (i) Each of the Fundamental Representations and each of the other representations and warranties of the Individual Sellers contained in this Agreement that are qualified or limited by a materiality, Material Adverse Effect or other similar standard shall be true and correct in all respects as of the Closing Date as if made at and as of such time (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date); and (ii) all other representations and warranties set forth in Articles 3 and 4 shall be true and correct in all material respects as of the Closing Date as if made at and as of such date (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date).

(b)	Performance of Obligations of the Sellers. The Sellers and the Company shall have performed or complied in all respects with all other obligations and covenants required by this Agreement to be performed or complied with by the Sellers on or prior to the Closing.

(c)	Certain Material Approvals and Contract Consents. Each applicable Group Member and the Sellers shall have received: (i) all approvals set forth in Schedule 7.2(c)(i) hereto; and (ii) consents or given notices, as required, for each Contract listed in Schedule 7.2(c)(ii), and copies thereof shall have been delivered to the Purchaser.

(d)	No Material Adverse Effect. There shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Material Adverse Effect it being agreed that the breach of a financial ratio under the financing agreements entered into by the Group shall not be deemed to constitute a Material Adverse Effect if the relevant lenders have granted a waiver of such breach within thirty (30) Business Days following notice of the relevant breach, provided that such waiver does not trigger a cross default clause under any of the other financing agreements entered into by the Group.

(e)	Receipt of Closing Deliverables. The Purchaser shall have received (or in the case of clause (iv) below, shall have had made available to it (at the premises of the Company or otherwise)):

(i)	the shareholders’ registers (registre des mouvements de titres) and the shareholders’ individual accounts (comptes d’actionnaires) of the Company, duly reflecting the transfer of the Purchased Shares to the Purchaser free and clear of any Lien;

(ii)	the relevant shares transfer forms (ordre de mouvement) in respect of the Purchased Shares transferred pursuant to this Agreement, executed by the Sellers and completed with the name of the Purchaser;

(iii)	the three (3) originals of the tax transfer form (formulaire cerfa n°2759 DGI) with respect to the transfer of the Purchased Shares, duly completed and executed by the Sellers;

(iv)	in respect of each Group Member, all governing documents, the corporate seal, updated share register and all minute books and other statutory books (which shall record all proceedings up to Closing) or such equivalent items in the relevant jurisdiction as are kept by each Group Member or that the applicable law requires it to keep;

(v)	a copy of the written waiver letters duly executed by the employees of the Company, waiving their right to buy the Company in accordance with article L. 23-10-1 et seq. of the French Commercial Code and a copy of the opinion of the works council (comité social et économique) of the relevant Group Member with respect to the Acquisition;

(vi)	a copy of information notices sent to, and of waivers received from the banks and financing institutions providing for the maintenance and non-repayment of the non- refinanced existing Indebtedness listed in Schedule 7.2(e)(vi);

(vii)	the evidence of the confirmation that the Existing Liens granted in connection with the Refinanced Existing Indebtedness shall be discharged on the Closing Date, subject to the full repayment by the Purchaser or the relevant Group Company of the Refinanced Existing Indebtedness;

(viii)	the evidence of the notification to the Persons listed in Schedule 7.2(e)(viii) of the change of Control of the Company arising from the Closing, if required by the Purchaser upon notice to the Sellers’ Representative within thirty (30) Business Days following the date hereof;

(ix)	certificates, dated as of the Closing Date, executed by a duly authorized officer of the Company in the form attached hereto as Exhibit C, certifying the satisfaction of the conditions set forth in Sections 7.1(a), 7.1(b), 7.2(a), 7.2(b) and 7.2(d);

(x)	the Estimated Closing Balance Sheet and the Closing Certificate;

(xi)	the written resignations of the directors and employees of the Group listed in Schedule 7.2(e)(xi)(a) (the “Resigning Persons”), together with a written acknowledgment from each such Resigning Persons that he or she has no claim whatsoever against the Group;

(xii)	true and correct copies of (A) resolutions of the boards of directors and the shareholders of the Company, and notably a certified copy of the minutes of the Company’s strategic committee (comité stratégique) decision to approve the Acquisition in accordance with the shareholders’ agreement of the Company dated February 8, 2018 (B) the necessary corporate organs of each Seller, in each case, authorizing the entry into this Agreement, the consummation of the Acquisition and the other transactions contemplated hereby;

(xiii)	to the extent applicable, a certificate from the Secretary of State or other appropriate official in each jurisdiction in which each of Group Member is qualified to do business to the effect that such Group Member is in good standing (or the equivalent thereof) in such jurisdiction, in each case to the extent that the relevant jurisdiction provides such a certificate;

(xiv)	a waiver to the Company’s shareholders’ agreement applicable provisions and a termination deed of the Company’s shareholders’ agreement evidencing that such shareholders’ agreement shall be terminated without any notice nor any claims once Closing has occurred;

(xv)	a certificate of good standing of Vision Systems North America in its jurisdiction of incorporation dated within ten (10) days of Closing Date;

(xvi)	an agreement by which Mr. Carl Putman (i) confirms, for the past, the assignment of all its intellectual property rights in its inventions to the relevant Group Members which own patents/patent applications for which he is cited as an inventor and (ii) assigns, for the future, said rights to the relevant Group Member;

(xvii)	termination instruments in respect of all terminated agreements set forth in Schedule 7.2(e)(xiv);

(xviii)	a copy of the Escrow Agreement duly executed by the Individual Sellers; and

(xix)	signed employment agreement, including IP assignment appendices, of Ms Catherine Robin with a Subsidiary, in form to be attached hereto upon Closing (the “Individual Seller Employment Agreement”).

(f)	Key Personnel. At least eighty percent (80%) members of the Key Personnel shall be employed by the applicable Group Member as of the Closing Date and less than twenty percent (20%) of the Key Personnel has been given a notice of termination by any Group Member or given notice to any Group Member of their intention to terminate their employment or engagement with such Group member.

7.3	Conditions to Obligation of Sellers

The obligation of the Sellers to sell the Purchased Shares and consummate the other transactions contemplated hereby is subject to the satisfaction (or written waiver by the Seller) on or prior to the Closing Date of the following additional conditions:

(a)	Representations and Warranties.

Each of the representations and warranties of the Purchaser contained in Article 5 contained in this Agreement that are qualified or limited by a materiality, Material Adverse Effect or other similar standard shall be true and correct in all respects as of the Closing Date as if made at and as of such time (except that such representations and warranties that are made as of a specific date need only be true and correct as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated hereby.

(b)	Performance of Obligations of the Purchaser.

The Purchaser shall have performed or complied in all respects with all other obligations and covenants required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing.

(c)	Receipt of Closing Deliverables.

(i)	The Sellers shall have received the Closing Date Payment pursuant to Section 2.3;

(ii)	The Sellers shall have received: (A) a certificate, dated as of the Closing Date, executed by the Purchaser, certifying the satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b); and (B) a counterpart to the share transfer deeds executed by the Sellers, duly executed by the Purchaser; and

(iii)	The Sellers shall have received a counterpart to the Escrow Agreement duly executed by the Purchaser and the Escrow Agent.

(iv)	The Sellers shall have received: (1) fully executed share subscription and registration rights documentation with similar registration rights under US securities laws and other applicable laws in regards to the Combined Company Common Stock as provided to the investors for the shares issued to them in the Private Placement (other than with respect to the lock-up periods which may differ); and (2) representations as to the corporate existence of the Combined Company, no conflicts and due authorization and execution of the Combined Company Common Stock and that upon issuance the Combined Company Common Stock, the Combined Company Common Stock will be duly issued, fully paid and non-assessable, free and clear of Encumbrances (other than as required by Law or the lock-up) in the hands of the Sellers.

(d)	Status of Mr. Eyal Peso. Mr. Eyal Peso shall remain a Director and the CEO of the Purchaser.

7.4	Frustration of Closing Conditions

No Party may rely on the failure of any condition set forth in this Article 7 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use the required level of efforts set forth herein to cause the Closing to occur, it being agreed and understood that in no way shall the Purchaser be liable for the failure to occur, for whatever reason, of the conditions set forth in Sections 7.1(c), 7.1(d) and 7.1(e), except in cases of fraud, intentional misrepresentation or wilful misconduct.

8.	TERMINATION

8.1	Termination

(a)	Notwithstanding anything to the contrary in this Agreement, but subject to Section 7.4, this Agreement may be terminated at any time prior to the Closing:

(i)	by mutual written consent of the Sellers and the Purchaser;

(i)	by the Purchaser if the Foreign Investment Authority issues, prior to the Long-Stop Date, a decision in writing (i) requiring or denying any Foreign Investment Clearance or (ii) imposing as a condition for the clearance any undertaking that materially affects the business of the Group, such as divesting, disposing of, or holding separate (or otherwise taking or committing to take any action that limits the Purchaser’s freedom of action with respect to, or its ability to retain, operate or control of) any of its businesses or assets or the businesses or assets of the Group Members;

(ii)	by the Sellers or the Purchaser, if the Closing does not occur on or prior to July 31, 2021 (the “Long-Stop Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 8.1(a)(i) shall not have breached its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Acquisition on or before such date;

(iii)	by the Sellers, if no Seller is then in breach of this Agreement and (A) if any of the conditions set forth in Section 7.1 or 7.3 shall have become incapable of fulfillment by the Long-Stop Date, and such conditions shall not have been waived in writing by the Sellers; or (B) if there shall have been a breach, inaccuracy or failure to perform any representations, warranties, covenants or agreements made by the Purchaser in this Agreement that would give rise to the failure of any of the conditions set forth in Section 7.3 (which has not been waived by the Sellers) and such breach has not been cured within thirty (30) days of written notice thereof by the Sellers; or

(iv)	by the Purchaser, if the Purchaser is not then in breach of this Agreement and (A) if any of the conditions set forth in Section 7.1 or 7.2 shall have become incapable of fulfilment by the Long-Stop Date, and such conditions shall not have been waived in writing by the Purchaser; or (B) if there shall have been a breach, inaccuracy or failure to perform any representations, warranties, covenants or agreements made by the Sellers in this Agreement that would give rise to the failure of any of the conditions set forth in Section 7.2 (which has not been waived by the Purchaser) and such breach has not been cured within thirty (30) days of written notice thereof by the Purchaser (other than a breach of any of the obligations of the Sellers contained in Sections 2.1, and 2.5, as to which no such grace period shall apply).

(b)	In the event of termination of this Agreement pursuant to this Article 8, written notice thereof shall forthwith be given by the Party seeking termination to the other Parties, and this Agreement, and the transactions contemplated hereby, shall be terminated without further action by any Party.

8.2	Effect of Termination

If this Agreement is terminated and the transactions contemplated hereby are terminated as described in Section 8.1, this Agreement shall become null and void and of no further force and effect, except for the following provisions each of which shall survive termination hereof:

(a)	Section 6.9 relating to confidentiality obligations of the Parties;

(b)	Section 10.3 relating to liability for Transaction Expenses;

(c)	Section 6.7 relating to publicity;

(d)	Section 8.1 and this Section 8.2; and

(e)	Section 1.1 relating to Definitions and Article 10 relating to Miscellaneous Provisions, in each case, to the extent applicable.

Nothing in this Section 8.2 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement.

9.	LIMITATIONS OF LIABILITY; INDEMNIFICATION

9.1	Indemnification Obligations

(a)	Principle.

From and after the Closing, each Individual Seller, it being specified that outside of and with respect to claims in excess of the Escrow Amount, the First Individual Seller shall be jointly and severally liable with the Second Individual Seller but that the reverse does not apply, shall defend and indemnify the Purchaser Indemnified Parties against, and hold each of the Purchaser Indemnified Parties harmless from, Losses directly suffered, incurred or paid by them as a result of (a “Triggering Event”):

(i)	any breach of any of the representations and warranties of the Individual Sellers made in Articles 3 and 4, other than the Sellers’ Fundamental Representations and other than pursuant to Section 4.9;

(ii)	any breach of any of the Sellers’ Fundamental Representations;

(iii)	any (i) additional or increased liability, or (ii) decrease or inadequacy of assets caused by or originating from any event, fact, act, omission or operation occurred prior to the Closing Date, which may or may not be known on this date, which has not been booked or provisioned in the Financial Statements, or which has been inadequately booked or provisioned, for which the applicable statute of limitation has not expired; and

(iv)	any breach of any of the representations and warranties of the Individual Sellers made pursuant to Section 4.9, any and all Taxes (or the non-payment thereof) imposed on or with respect to the properties, income or operations of the Group, or for which any Group Member may be liable, for all taxable periods ending on or before the Closing Date and the portion of the Straddle Period through the end of the Closing Date to the extent that such Taxes exceed the amount, if any, reserved for such Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) in calculating the Net Working Capital (rather than in any notes thereto).

(b)	Determination of the Amount of Each Indemnification.

The amount of each indemnification payable by the Individual Sellers to the Purchaser Indemnified Parties under this Section 9.1 (the “Indemnification”) shall be:

(i)	reduced by the amount of any provision specifically recorded in the Financial Statements in relation to the relevant Loss, after deduction of the additional Tax on the results resulting from the reversal of the said provision;

(ii)	reduced by any amount paid or received by any Group Member from an insurance company and/or a third party in compensation for the relevant Loss, less the Tax generated by the said amount and the costs, fees and expenses incurred to obtain the payment thereof, provided, however, that the Purchaser and/or the Purchaser Indemnified Parties shall not be required to file any claim with such insurance company or pursue any Proceedings with respect to third parties;

(iii)	reduced, where applicable, by the amount of the corporate Tax saving effectively generated as a result of the payment of the Indemnification if the Triggering Event is a Tax-deductible expense as reasonably determined by the Parties. A corporate Tax saving shall be deemed effective in respect of the fiscal year of the Triggering Event if it effectively reduces the amount of the corporate Tax payable by the entity that has received the Indemnification in the absence of any Loss giving rise to Indemnification, excluding the creation of, or increase in, any tax loss carried forward;

(iv)	in the event that the Triggering Event has the effect of deferring in time the deduction of expenses or the recognition of income and/or deferring in time the payment of Taxes or contributions (in particular the reintegration of depreciation, inventories and/or provisions), the amount of the Indemnification may only cover any late payment interest and penalties effectively borne by the Purchaser or any Group Member concerned, as a result of such a deferral; and

(v)	in the event that any tax cost is borne by the Purchaser or any Group Member in connection with the receipt of any Indemnification payable by the Individual Sellers under this Guarantee, the amount of the said Indemnification shall be increased such that the Purchaser Indemnified Parties receives an amount net of Tax, equal to the amount of the Loss indemnified.

9.2	Cap, Basket and De Minimis

(a)	The liability of the Individual Sellers to the Purchaser Indemnified Parties pursuant to Sections 9.1(a)(i) and 9.1(a)(iii) shall be limited to an amount equal to the Escrow Amount.

(b)	The liability of the Individual Sellers to the Purchaser Indemnified Parties pursuant to Section 9.1(a)(iv), individually or in aggregate with any other liability under Sections 9.1(a)(i) and 9.1(a)(iii), shall be limited to an amount equal to €8,000,000.

(c)	No indemnification shall be due with respect to any individual Losses for an amount of less than €5,000, it being agreed that the amount of any Losses below such de minimis amount shall not be taken into account for the purposes of the Basket set forth in Section 9.1(b)(d) .

(d)	The Purchaser Indemnified Parties shall not be entitled to indemnification for Losses until such time that the amount of the Losses of the Purchaser Indemnified Parties exceed: (i) pursuant Sections 9.1(a)(i) and 9.1(a)(iii) an amount equal to €200,000 in the aggregate for all occurrences; and (ii) pursuant to Section 9.1(a)(iv), an amount equal to €100,000 in the aggregate for all occurrences (in each case, the “Basket”) and, in which event, the Individual Sellers shall be required to pay the aggregate amount of such Losses from the first (1st) Euro.

(e)	Subject to Section 9.2(a) above, the Individual Sellers shall not have any liability to the Purchaser Indemnified Parties under this Agreement in excess of the Purchase Price, other than in the case of inaccuracy or misrepresentation resulting from fraud, intentional misrepresentation or wilful misconduct.

(f)	This Article 9 sets forth the rights and remedies of the Purchasers, as well as the limitations on liability of the Individual Sellers solely with respect to breaches of the any of the representations and warranties of the Individual Sellers made in Articles 3 and 4. With respect to any other claims or Losses for any other provision hereof, the Purchaser’s right to remedy and recourse shall be as provided by applicable Law and shall not be limited by the provisions hereof.

9.3	Time Limits for Filing Claims

The survival periods for submitting a Claim Certificate pursuant to Section 9.4 below, shall be as follows:

(a)	(i) the indemnification under Section 9.1(a)(ii) and 9.1(a)(iv), or (ii) fraud, intentional misrepresentation or wilful misconduct, until the ninetieth (90th) day following the expiration of the statute of limitations for that particular matter that is the subject matter thereof; and

(b)	the indemnification under Sections 9.1(a)(i) and 9.1(a)(iii), until the Second Escrow Release Date.

(c)	If written notice of a claim for indemnification under Section 9.1(a) shall have been provided to the Individual Sellers, within the applicable survival period, then any representations, warranties, covenants or agreements that are the subject of such claim for indemnification that would otherwise terminate as set forth above shall survive as to such claim, and that claim only, until such time as such claim is fully and finally resolved.

9.4	Notice of Claim

(a)	Within thirty (30) days as of the date on which the Person entitled to indemnification pursuant to Section 9.1 becomes aware of a Triggering Event (provided that in the event such Triggering Event is an ongoing episode, the thirty (30) day period shall be calculated from the later of the end of such episode and the date such Person became aware of the Triggering Event), or to any claim by a Person described in Section 9.4(c) which might give rise to indemnification hereunder, including if the amount of such Loss or claim is not yet definitively known (an “Indemnitee”), the Indemnitee shall give the party from which indemnification is sought (the “Indemnitor”) written notice (a “Claim Certificate”) of the same, which Claim Certificate shall describe in reasonable detail the breach and claim, suit, action or other proceeding, as applicable, the information that may be given as to the assessment of the consequences of the Triggering Event(s) which is the subject matter of the Claim and the nature and the amount or an estimate of the amount of the claimed Losses hereunder.

(b)	In the event that the Indemnitor shall object to the indemnification of an Indemnitee in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 9.4(c)), the Indemnitor shall, within thirty (30) days after receipt by the Indemnitor of such Claim Certificate, deliver to the Indemnitee a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnitor and the Indemnitee shall, within the sixty (60) day period beginning on the date of receipt by the Indemnitee of such objection, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnitor shall have so objected. If the Indemnitee and Indemnitor shall succeed in reaching agreement on their respective rights with respect to any of such claims, the Indemnitee and Indemnitor shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnitee and the Indemnitor be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnitee shall be permitted to submit such dispute to the courts set forth in Section 10.3. The party that receives a final judgment in such dispute shall reimburse the other party for all reasonable attorney and consultant fees or expenses incurred by the other party.

(c)	If a claim by a third party is made against any Indemnitee (a “Third Party Claim”), and if such Indemnitee intends to seek indemnity with respect thereto under this Article 9, such Indemnitee shall promptly notify the Indemnitor of such Third Party Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnitee’s right to indemnification; provided that the failure to so notify shall not relieve the Indemnitor of its obligations hereunder, except to the extent that the Indemnitor is actually and materially prejudiced thereby. Thereafter, the Indemnitee shall deliver to the Indemnitor copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim. Subject to the final sentence of this Section 9.4(c), the Indemnitor may, at its option, assume control of the defense of such Third Party Claim within ten (10) days after receipt of such notice, through counsel reasonably acceptable to the Indemnitee, and the fees and expenses of such counsel shall be at the sole cost and expense of the Indemnitor (and, for the avoidance of doubt, shall be Losses), provided that the Indemnitor shall have acknowledged in writing to the Indemnitee its unqualified obligation to indemnify the Indemnitee as provided hereunder. The Indemnitee is hereby authorized (but not obligated), prior to and during such ten (10) day period, to use commercially reasonable efforts to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall, based on the opinion of its counsel (which may be in-house counsel), deem necessary or advisable to protect the Indemnitee’s interests and shall provide an advance notice to the Indemnitor thereof. If the Indemnitor assumes control of the defense of such claim, the Indemnitee may also, at its sole discretion, participate in such defense through separate counsel at its sole cost and expense. In such case, the Indemnitor will assume the sole charge and direction of the defense and settlement, and the Indemnitee shall reasonably cooperate with the Indemnitor as respects any such claim, including making records available for inspection and appropriate personnel available to be interviewed as part of any investigation, and shall provide to the Indemnitor such other assistance as may be reasonably necessary to investigate, defend against and resolve any such claim. If the Indemnitor shall control the defense of any such claim, the Indemnitor shall obtain the prior written consent of the Indemnitee (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim. If the Indemnitor elects not to so assume the defense of the Indemnitee or is not entitled to do so, then the Indemnitee may assume the sole charge and direction, at the sole cost and expense of the Indemnitor, of the defense or settlement of such claim, suit, action or proceeding based on any claims, demand, cause of action, suit or liability for which the Indemnitor is responsible under this Section 9.4(c). In such case, the Indemnitor shall reasonably cooperate with the Indemnitee in respect of any such claim, including making records reasonably available for inspection and appropriate personnel available to be interviewed as part of any investigation, and shall provide to the Indemnitee such other assistance as may be reasonably necessary to investigate, defend against and resolve any such claim. If the Indemnitee shall control the defense of any such claim, the Indemnitee shall obtain the prior written consent of the Indemnitor (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a claim or ceasing to defend such claim; provided that the Indemnitee may enter into any settlement or cease to defend such claim without obtaining such consent if (A) the Indemnitor does not notify the Indemnitee within ten (10) days after the receipt of the Indemnitee’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof; or (B) if the Indemnitor’s consent to the proposed settlement of such action is being unreasonably withheld, delayed or conditioned; or (C) the Indemnitee waives any right to indemnity therefor by the Indemnitor. Notwithstanding the foregoing, (I) if a claim involves or could reasonably be expected to involve monetary damages in excess of the limit of an Indemnitor’s liability hereunder or a claim for non-monetary relief, the Indemnitor shall not be entitled to assume the defense of such claim but shall remain liable for the fees and expenses of the Indemnitee’s counsel, which shall be included in the calculations of Losses; and (II) if (x) an actual conflict of interest, or actual differing defenses between the Indemnitee and the Indemnitor exists (in the reasonable opinion of the Indemnitee’s counsel) in respect of any claim for which indemnification is sought by the Indemnitee; (y) a claim relates to or arises in connection with any criminal proceeding, action, indictment or allegation or investigation; or (z) upon petition by the Indemnitee, the appropriate court rules that the Indemnitor failed or is failing to vigorously prosecute or defend such claim, the Indemnitee shall be entitled to employ one counsel to represent it, and in such event, fees and expenses of such counsel shall be included in the calculation of Losses. The Indemnitor shall not, without the prior written consent of the Indemnitee, settle, compromise or offer to settle or compromise any Third Party Claim if the terms of such settlement would result in (a) the imposition of a consent order, injunction, decree or other non-monetary relief that would restrict the future activity or conduct of the Indemnitee, (b) a finding or admission of a violation of Law by the Indemnitee that would have an adverse effect on the Indemnitee, (c) the imposition of any monetary liability on the Indemnitee in excess of the Escrow Amount, or (d) would not result in the full and general release of all Indemnified Parties from all liabilities arising or related to, or in connection with, the Third Party Claim.

(d)	Notwithstanding any other provision of this Agreement to the contrary, the Purchaser shall have the right in its discretion to elect to represent the interest of the Group in any claim, audit, examination or administrative or court proceeding relating to any audits or assessments or other disputes regarding any Taxes of such Group Member relating to any Pre-Closing Tax Period (a “Tax Proceeding”). The Purchaser shall provide the Individual Sellers with reasonable notice in writing upon receiving notice from any Governmental Authority of the commencement of any Tax Proceeding regarding any Pre-Closing Tax Period. The Individual Sellers and the Purchaser shall cooperate before filing all material submissions and before entering into any agreement to settle or compromise taxes reflected on any Tax Return filed by or with respect to a Group Member with respect to Tax periods that end on or before the Closing Date. The Purchaser shall obtain the prior written consent of the Individual Sellers (which shall not be unreasonably withheld, delayed or conditioned) before entering into any settlement of a Tax Proceeding or ceasing to defend such Tax Proceeding.

(e)	If the Person entitled to indemnification pursuant to Section 9.1 does not notify a Claim to the party from which indemnification is sought within the time limit mentioned above in Section 9.4(a), such Person shall no longer have the right to indemnification hereunder.

9.5	Certain Additional Matters

(a)	Any indemnity payment under this Agreement shall be treated as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by a change in Law occurring after the date hereof, a closing agreement with a Governmental Authority, or a final, non-appealable judgment of a court of competent jurisdiction.

(b)	The parties agree and acknowledge that the waiver by the Purchaser of any of condition to the consummation of the Acquisition set forth in this Agreement, including pursuant to Section 7.2, shall not constitute a waiver of, nor prejudice, any rights or claims available to any Purchaser Indemnified Party pursuant to this Article 9.

(c)	Any indemnification for Losses shall be first from the Escrow Amount on a joint and several basis, and thereafter, to the extent indemnification hereunder may exceed such amounts, from the applicable Individual Seller, on a several and joint basis with respect to the First Individual Seller, and on a several and not joint basis with respect to the Second Individual Seller, subject to the other provisions of this Section 9. Notwithstanding the foregoing, the Purchaser may off- set any such indemnified amount for the amounts owed to such Individual Seller pursuant to Section 2.8.

(d)	For purposes of calculating the amount of any Losses that are the subject matter of a claim for indemnification, each representation and warranty in this Agreement will be read without regard and without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect” or similar qualifiers contained in any of such representations and warranties (fully as if any such word or phrase were deleted from such representation and warranty).

9.6	Manner of Payment

Claims for Losses specified in any Claim Certificate to which an Indemnitor shall not object in writing within thirty (30) days of receipt of such Claim Certificate (other than a Third Party Claim, which is addressed in Section 9.4(c)), claims for Losses covered by a memorandum of agreement of the nature described in Section 9.4(b) or claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.4(b) and Section 10.3 hereof or shall have been settled as described in Section 9.4(c)), are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnitee and the Indemnitor shall agree), the Indemnitor shall make payment to the Indemnitee of an amount equal to the Agreed Claim, subject, in the case of payments to be made to a Purchaser Indemnified Party, pursuant with Section 2.6.

9.7	Duty of Care

The Purchaser undertakes to make reasonable efforts and to ensure that the other Purchaser Indemnified Parties make reasonable efforts, in accordance with their corporate interests and applicable Laws, in order to, to the extent commercially reasonable, (i) prevent the occurrence of a Loss, (ii) reduce the amount of any Loss on the basis of which a Claim is made and (iii) reasonably conduct the defense of the Third-party Claims, in the corporate and commercial interests of the Group Members and its own corporate and commercial interests.

9.8	Sellers’ Representative.

(a)	By virtue of the execution of this Agreement and receiving the consideration payable hereunder, each Seller hereby irrevocably agrees, constitutes and appoints the Sellers’ Representative (and by the execution of this Agreement as Sellers’ representatives as of the date hereof, the Sellers’ Representative hereby accepts its appointment) as the true, exclusive and lawful agent and attorney-in-fact of each of the Sellers, (i) to act as a Seller’s Representative under this Agreement and each of the instruments and agreements contemplated hereby to which it is party and to have the right, power and authority to perform all actions (or refrain from taking any actions) the Sellers’ Representative shall deem necessary, appropriate or advisable in connection with, or related to, this Agreement and such instruments and agreements contemplated hereby; (ii) to act in the name, place and stead of each Seller (A) in connection with the transactions contemplated hereunder, in accordance with the terms and provisions of this Agreement and all instruments and agreements contemplated hereby, and (B) in any proceeding involving this Agreement and/or instrument and agreement contemplated hereby; (iii) to do or refrain from doing all such further acts and things, and to execute all such documents as the Sellers’ Representative shall deem necessary or appropriate in connection with the transactions contemplated hereunder; (iv) to receive all notices or other documents given or to be given to the Sellers by or on behalf of Purchaser pursuant to this Agreement and all instruments and agreements contemplated hereby; (v) negotiate, undertake, compromise, defend, resolve and settle any suit, proceeding, claim or dispute under this Agreement and all instruments and agreements contemplated hereby on behalf of the Sellers, including with respect to any indemnification matters; (vi) engage special counsel, accountants and other advisors and incur such other expenses in connection with any of the transactions contemplated hereunder; (vii) receive service of process on behalf of any Seller in connection with any claims under this Agreement; (viii) agree, after having obtained the agreement of IDInvest (which shall not be unreasonably withheld or delayed), to any modification, supplement or amendment of, or waiver under, this Agreement and all instruments and agreements contemplated hereby and execute and deliver an agreement of such modification, supplement, amendment or waiver; (ix) agree to the release of any amount from the Escrow Amount; and (x) take all such other actions as the Sellers’ Representative may deem necessary, appropriate or advisable to carry out the intents and purposes of this Section 9.8. This power of attorney is coupled with an interest and is irrevocable. All actions, decisions and instructions of the Sellers’ Representative shall be conclusive and binding upon all of the Sellers. Each of the Sellers acknowledges and agrees that upon execution of this Agreement, upon any delivery by the Sellers’ Representative of any waiver, amendment, agreement, opinion, certificate or other document executed by the Sellers’ Representative, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents. The provisions of this Section 9.8(a) shall apply, mutatis mutandis, to any action that the Company performs on behalf of or with respect to the Sellers pursuant to the terms hereof, including the control, defense and settlement of any Third Party Claim.

(b)	The Sellers’ Representative may be removed or replaced only upon delivery of written notice to the Company and the Purchaser by the Majority Sellers. The Sellers’ Representative may resign at any time upon a thirty (30) days’ prior written notice of such decision to resign and in the event of such resignation the Majority Sellers shall promptly appoint a successor Sellers’ Representative. Purchaser, the Paying Agent, the Escrow Agent and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative in all matters referred to herein. Any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Sellers’ Representative shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Sellers and shall be final, binding and conclusive upon the Sellers. As between the Sellers and the Sellers’ Representative, the Sellers’ Representative will incur no liability of any kind with respect to any action or omission by the Sellers’ Representative pursuant to this Agreement and the agreements ancillary hereto, except in the event of liability directly resulting from the Sellers’ Representative’s gross negligence or willful misconduct. The Sellers, severally and not jointly, will indemnify, defend and hold harmless the Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, actions, fees, costs and expenses (including the fees and expenses of counsel and experts) (collectively, “Representative Losses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement and the agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the willful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such willful misconduct. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. The Sellers acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Sellers’ Representative or the termination of this Agreement. In all questions arising under this Agreement, the Sellers’ Representative may rely on the advice of counsel, and the Sellers’ Representative will not be liable to the Sellers for anything done, omitted or suffered by the Sellers’ Representative based on such advice.

10.	MISCELLANEOUS

MISCELLANEOUS

10.1	Amendment

Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed, in the case of an amendment, discharge or termination, by the Sellers and the Purchaser, or in the case of a waiver, by the Party against whom the waiver is to be effective.

10.2	Notices

All notices, requests, claims, demands, waivers and other communications required or permitted hereunder shall be deemed to have been duly given if in writing, in English, and if mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (and in the case of facsimile or electronic mail, with copies by overnight courier service or registered mail) or otherwise delivered by hand or by messenger addressed:

(a)	if to the Company (after the Closing) or to Purchaser, to:

Gauzy Ltd.

14 Hathiya St.,

Tel Aviv, Israel

Attn: Eyal Peso, CEO

E-mail: eyal@gauzy.com

or at such other address as the Purchaser shall have furnished to the Seller, with a copy to (which shall not constitute notice):

Gornitzky & Co., Advocates and Notaries

45 Rothschild Blvd.

Tel Aviv, Israel

Facsimile: +972-3-560-6555

Attn: Chaim Friedland, Adv., Yehonatan Raff, Adv.

E-mail: friedland@gornitzky.com and yonir@gornitzky.com

(b)	if to the Company (before the Closing), the Sellers, or the Sellers’ Representative to:

Vision Lite

20, route d’Irigny

69530 Brignais, France

Attn: Carl Putman, président

E-mail: cputman@vision-systems.fr

or at such other address as each Seller shall have furnished to the Purchaser, with a copy to (which shall not constitute notice):

Vision Lite

20, route d’Irigny

69530 Brignais, France

Attn: Catherine Robin, directeur général

E-mail: crobin@vision-systems.fr

And

Amaury Nardone

4 bis, rue du Colonel

Moll 75017 Paris, France

Attn: Amaury Nardone, Agathe Philippot

E-mail: anardone@delsolavocats.com and aphilippot@delsolavocats.com

Each such notice or other communication shall be in writing and shall be deemed to have been given

(a) when delivered by hand or by messenger (with written confirmation of receipt); (b) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. For the avoidance of doubt, delivery of any notice pursuant to this Section 10.2 to the Sellers shall be deemed notice duly given to each of the Sellers. Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

10.3	Governing Law and Venue

(a)	This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than those of the State of New York.

(b)	To the extent permitted by Law, each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction of the international chamber of the Tribunal de Commerce of Paris and, for any appeal, to the jurisdiction of the international chamber of the Paris court of appeal, with respect to any Action brought by any party arising out of or relating to this Agreement or any transaction contemplated hereby, and each of the parties hereto hereby irrevocably agrees that all claims with respect to any such Action shall be brought, heard and determined in such courts. Each party irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of this Agreement or the transactions contemplated hereby in the aforementioned courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action brought in any such court has been brought in an inconvenient forum.

10.4	English Language

This Agreement and all instruments and agreements contemplated hereby shall be drafted in English.

10.5	Transaction Expenses

Except as otherwise set forth herein: (i) the Purchaser shall bear its own direct and indirect transaction expenses (which costs shall include filing fees relating to any Foreign Investment Clearance); and (ii) the Sellers shall bear their own and the Company’s direct Transaction Expenses.

10.6	Required Consents; Binding Effect.

Unless otherwise specifically set forth herein, any decision, action, agreement, consent, settlement, resolution or instruction that may, or is required to, be performed, provided or agreed to by, or sought from, more than one Seller (including in the capacity as an Indemnifying Party), as the case may be, and to the extent not covered by the authorities of the Sellers’ Representative herein, may be so performed, provided or agreed to by, or sought from the Sellers selling the majority of Purchased Shares with respect to which the matter requiring such decision, action, agreement, consent, settlement, resolution or instruction applies (the “Majority Sellers”), and in each such case the decision, action, failure to act, agreement, consent, settlement, resolution or instruction of the Majority Sellers shall constitute the decision, action, failure to act, agreement, consent, settlement, resolution or instruction of all Sellers, and shall be final, conclusive and binding upon each of the Sellers, and any other party hereto shall be entitled to rely thereon. Nothing herein shall derogate from the parties’ right herein to seek consent from or otherwise communicate with any or all of the Sellers directly.

10.7	Successors and Assigns

This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any party hereto without the prior written consent of the other; provided that the Purchaser may assign in whole or in part its rights, interests and obligations hereunder (a) to any one or more direct or indirect wholly owned Subsidiaries of the Purchaser or to any Affiliates of which the Purchaser is a direct or indirect wholly owned Subsidiary and/or the Combined Company; and (b) in connection with the transfer by the Purchaser of all or substantially all of the shares and/or assets of a Group Member but such assignment shall not release the Purchaser from its obligations hereunder. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

10.8	Entire Agreement

This Agreement, including the exhibits, annexes and Disclosure Schedule attached hereto, constitute the full and entire understanding and agreement among the Parties with regard to the subjects hereof and thereof and supersedes all prior agreements and understandings, oral and written, with respect hereto and thereto, including the confidentiality agreement entered by and between the Purchaser and the Company dated October 14, 2020, as amended on December 1, 2020. This Section 10.8 shall not be deemed to be an admission or acknowledgement by any of the Parties that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist. No Party shall be liable or bound to any other Party in any manner with regard to the subjects hereof or thereof, representations or covenants except as specifically set forth herein.

10.9	Severability

If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Agreement, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. The balance of this Agreement shall be enforceable in accordance with its terms.

10.10	Counterparts

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party shall have received a counterpart hereof signed by all of the other Parties. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

10.11	Delays or Omissions

No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

10.12	Specific Performance

It is agreed and understood that: (i) each Party hereto may be irreparably damaged in the event the provisions of this Agreement to be performed after the Closing are not performed by the Parties hereto in accordance with their specific terms or were otherwise breached or threatened to be breached; (ii) monetary damages may not adequately compensate an injured party for the breach of this Agreement by any other party; (iii) this Agreement shall be specifically enforceable; and (iv) any breach or threatened breach of this Agreement may be the proper subject of a temporary or permanent injunction or restraining order to prevent breaches hereof and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which any party hereto may be entitled at law or in equity as a remedy for any such breach or threatened breach. This Section 10.12 shall not affect or limit, and the injunctive relief provided in this Section 10.12 shall be in addition to, any other remedies available to the Parties hereto at law or in equity or in arbitration for any breach of this Agreement by any Party hereto, including the right to recover Losses as provided in Article 9.

10.13	Release

(a)	Effective as of the Closing, each Seller (on its behalf and on behalf of its Affiliates, other than employees of any Group Member in their capacity as such, and other than any Group member) hereby unconditionally and irrevocably waives any claims that it or its Affiliates (other than any Group Member) has or may have against any of the Group Members and their respective Affiliates, representatives, directors, officers and employees (in their capacity as such) with respect to any matter, occurrence, event, debt or Liability relating to, occurring on or deriving from the period prior to the Closing, and releases the same from any and all actions, claims or demands with respect thereto. Each Seller shall, and shall procure that its respective Affiliates, and its and their respective employees (other than employees of any of the Group Members in their capacity as such) shall not have any claim against any Group Member and their respective representatives, directors, officers, and employees (in their capacity as such) on the grounds that they have relied thereon when providing any of the representations or warranties set out herein. Without derogating from the generality of the above, Each Seller hereby waives any right of first offer, tag-along right, pre-emptive right or any similar right they may have, either pursuant to any of the Group Member’s organizational documents, any shareholders’ agreement, any other Contract or pursuant to any Law in connection with the sale and transfer of the Purchased Shares to the Purchaser pursuant to the terms hereof and all of the other transactions contemplated herein, or as it may otherwise have had or has.

(b)	Anything to the contrary notwithstanding: (i) the foregoing releases are conditioned upon the consummation of the Closing and shall become null and void, and shall have no effect whatsoever, without any action on the part of any Person, upon termination of this Agreement in accordance with its terms; and (ii) should any provision of these releases be found, held, declared, determined, or deemed by any court of competent jurisdiction to be void, illegal, invalid or unenforceable under any applicable Law, the legality, validity, and enforceability of such provision should be construed as extending to the maximum extent possible under such applicable Law, and the remaining provisions will not be affected.

10.14	No Third-Party Beneficiaries

Except as set forth in Article 9, nothing in this Agreement, express or implied, shall give or confer any rights or remedies to or upon any Person other than the parties hereto and their respective successors and permitted assigns.

10.15	Waivers

No failure or delay of a party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by such Party.

10.16	Certain Matters Regarding Representation of Sellers and the Group Members.

(a)	Each of the parties acknowledges and agrees that Delsol Avocats, Mr. Amaury Nardone and his associates have acted as counsels for the Sellers and the Group Members, in connection with the negotiation, documentation and execution of this Agreement and the consummation of the transactions hereunder (the “Acquisition Engagement”) and not as counsels for any other Person, including the Purchaser.

(b)	Acquisition Engagement. The Sellers and the Group Members shall be considered a client of Delsol Avocats, Mr. Amaury Nardone and his associates in the Acquisition Engagement. Purchaser agrees, on behalf of itself and, after the Closing, on behalf of the Group Members, that all communications in any form or format whatsoever between or among Delsol Avocats, Mr. Amaury Nardone or his associates, on the one hand, and a Group Member, or any of its directors, officers, employees or other representatives, on the other hand, that relate to the Acquisition Engagement or any dispute arising under this Agreement or agreement or document related thereto (collectively, the “Acquisition Privileged Communications”) shall be deemed to be attorney-client privileged and that the Acquisition Privileged Communications and the expectation of client confidence relating thereto belong solely to Sellers, shall be controlled by Seller Representative on behalf of Sellers and shall not pass to or be claimed by the Purchaser or a Group Member. Accordingly, the Purchaser shall not have access to any Acquisition Privileged Communications, or to the files of Delsol Avocats, Mr. Amaury Nardone or his associates relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) the Sellers, Delsol Avocats, Mr. Amaury Nardone and his associates shall be the sole holders of the attorney-client privilege with respect to the Acquisition Engagement, and neither the Group Members nor the Purchaser shall be a holder thereof, (ii) to the extent that files of Delsol Avocats, Mr. Amaury Nardone and his associates in respect of the Acquisition Engagement constitute property of the client, only the Sellers shall hold such property rights, (iii) Delsol Avocats, Mr. Amaury Nardone and his associates shall have no duty whatsoever to reveal or disclose any such files or Acquisition Privileged Communications to the Group Members or the Purchaser by reason of any attorney-client relationship between Delsol Avocats, Mr. Amaury Nardone or his associates and a Group Member or otherwise, and (iv) if either the Purchaser or a Group Member is legally requested by Order to access or obtain a copy of all or a portion of the Acquisition Privileged Communications, then the Purchaser shall promptly notify the Sellers’ Representative in writing (including by making specific reference to this Section 10.16 so that Seller Representative can seek a protective order).

(c)	Post-Closing Representation of Sellers for Matters Relating to the Acquisition. If Sellers so desire, and without the need for any consent or waiver by the Group Members or Purchaser, Delsol Avocats, Mr. Amaury Nardone and his associates shall be permitted to represent any of Sellers or any Affiliates thereof after the Closing in connection with any matter related to the transactions hereunder or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Delsol Avocats, Mr. Amaury Nardone and his associates shall be permitted to represent Sellers, any of their agents and Affiliates, or any one or more of them, in connection with any matter whatsoever, including any negotiation, transaction or dispute (“dispute” includes litigation, arbitration, administrative proceeding, mediation, negotiation or other adversary proceeding) with Purchaser, the Group Members or any of their agents or Affiliates under or relating to this Agreement, any transaction hereunder, and any related matter (such as claims for indemnification and disputes involving employment or noncompetition or other agreements entered into in connection with this Agreement) related to the Acquisition Engagement.

(d)	Cessation of Attorney-Client Relationship With the Group Members. Upon and after the Closing, the Group Members shall cease to have any attorney-client relationship with Delsol Avocats, Mr. Amaury Nardone and his associates, unless after the Closing Delsol Avocats, Mr. Amaury Nardone and his associates are subsequently engaged in writing by a Group Member to represent the Group Member and either (i) such engagement involves no conflict of interest with respect to Sellers or (ii) Seller Representative consents in writing to such engagement. Any such representation of a Group Member by Delsol Avocats, Mr. Amaury Nardone and his associates after the Closing shall not affect the provisions of this Section. For example, and not by way of limitation, even if Delsol Avocats, Mr. Amaury Nardone or his associates are representing a Group Member after the Closing, Delsol Avocats, Mr. Amaury Nardone or his associates shall be permitted simultaneously to represent Sellers or any of their respective Affiliates in any matter, including any disagreement or dispute relating to this Agreement. Furthermore, Delsol Avocats, Mr. Amaury Nardone and his associates shall be permitted to withdraw from any representation in order to be able to represent or continue so representing Sellers or any Affiliates thereof, even if such withdrawal causes a Group Member or Purchaser additional legal expense (such as to bring new counsel “up to speed”), delay or other prejudice).

(e)	Consent and Waiver of Conflicts of Interest. Sellers, the Group Members and Purchaser consent to the arrangements in this Section and waive any actual or potential conflict of interest that may be involved in connection with any representation by Delsol Avocats, Mr. Amaury Nardone or his associates permitted hereunder. In particular, Purchaser hereby waives and agrees not to assert, and agrees to cause the Group Members to waive and not to assert, any conflict of interest arising from or in connection with (i) the prior representation of the Group Members of Delsol Avocats, Mr. Amaury Nardone or his associates, and (ii) the representation of any Seller of Delsol Avocats, Mr. Amaury Nardone or his associates prior to, on or after the Closing. Purchaser hereby consents and agrees to, and agrees to cause the Group Members to consent and agree to, Delsol Avocats, Mr. Amaury Nardone and his associates representing Sellers or any of their respective Affiliates after the Closing, including with respect to disputes in which the interests of Sellers or any of their respective Affiliates may be directly adverse to Purchaser or the Group Members, and even though Delsol Avocats, Mr. Amaury Nardone or his associates may have represented the Group Members in a matter substantially related to any such dispute, or may be handling ongoing matters for the Group Members. Purchaser further consents and agrees to, and agrees to cause the Group Members to consent and agree to, the communication by Delsol Avocats, Mr. Amaury Nardone or his associates to Sellers or any of their respective Affiliates in connection with any such representation of any fact known to Delsol Avocats, Mr. Amaury Nardone or his associates arising by reason of the prior representation of the Group Members of Delsol Avocats, Mr. Amaury Nardone and his associates.

(f)	Privileged Communications. Purchaser agrees that it will not, and that it will cause the Group Members not to, (i) access or use the Acquisition Privileged Communications, including by way of review of any electronic data, communications or other information, or by seeking to have Seller Representative or any Seller waive the attorney-client or other privilege, or by otherwise asserting that Purchaser or the Group Members have the right to waive the attorney- client or other privilege or (ii) seek to obtain the Acquisition Privileged Communications from Delsol Avocats, Mr. Amaury Nardone and his associates.

10.17	Signatures.

This Agreement may be executed and delivered by facsimile, portable document format (.pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign), and in multiple counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase Agreement as of the date first above written.

PURCHASER:

GAUZY LTD.

By:	/s/ Eyal Peso
Name:	Mr. Eyal Peso
Title:	CEO

By:	/s/ Meir Peleg
Name:	Mr. Meir Peleg
Title:	CFO

[Signature Page to Share Purchase Agreement]

COMPANY:

VISION LITE

By:	/s/ Carl Putman
Name:	Mr. Carl Putman
Title:	President

[Signature Page to Purchase Agreement]

SELLERS:

PONTON

By:	/s/ Carl Putman
Name:	Mr Carl Putman
Title:	President

REFUGE

By:	/s/ Catherine Robin
Name:	Ms. Catherine Robin
Title:	President

FONDS NOUVEL INVESTISSEMENT 2

By:	/s/ Valérie Ducourty
Name:	IDINVEST Partners
Title:	President
Itself represented by: Ms. Valérie Ducourty

[Signature Page to Share Purchase Agreement]

SELLERS’ REPRESENTATIVE:

By:	/s/ Carl Putman
Name:	Mr Carl Putman